UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Great Lakes Dredge & Dock Corporation
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Great Lakes Dredge & Dock Corporation

2122 York Road

Oak Brook, Illinois 60523

(630) 574-3000

April 4, 2012

To Our Stockholders:

For Great Lakes, the past year was one of progress, strategic expansion and sharp focus on areas rife with growth opportunity. We extended our reach into river and lake dredging and infrastructure services with the acquisition and integration of L.W. Matteson Inc.; we restructured our demolition business, infusing it with new management and expanding our offerings to include bridge demolition; and we engaged in a joint venture with a leading Belgium-based international environmental specialist/contractor to take on complex environmental remediation projects.

We are steadfast in our commitment and duty to our stockholders, striving to make smart decisions to affect growth strategies that allow us to preserve the present wealth of our organization while providing for the future health and sustainability of our company, and for its market position and value. Furthermore, we continue to adhere to corporate governance practices that we believe are in the best interests of our stockholder, including annual advisory votes on say-on-pay, meaningful stockholding requirements for our senior executives, and a robust claw-back policy.

Our Board of Directors joins me in extending to you a cordial invitation to attend the 2012 Annual Meeting of Stockholders of Great Lakes Dredge & Dock Corporation (“Great Lakes”). The meeting will be held on Wednesday, May 9, 2012, beginning at 10:00 A.M. Central Daylight Time at Lewis University, 2122 York Road, Oak Brook, Illinois 60523. The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the meeting. For additional information about Great Lakes, please see the enclosed Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

YOUR VOTE IS IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. On behalf of the Board of Directors, I urge you to please sign, date and return the Proxy in the enclosed postage-paid envelope. Please return the Proxy as soon as possible, even if you now plan to attend the Annual Meeting. This will not prevent you from voting in person, but it will ensure that your vote is counted if you are unable to attend the meeting.

Thank you for your interest and investment in Great Lakes Dredge & Dock Corporation.

Sincerely,

Nathan D. Leight

Chairman of the Board of Directors

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

MAY 9, 2012

TO THE STOCKHOLDERS OF GREAT LAKES DREDGE & DOCK CORPORATION:

Notice is hereby given that the Annual Meeting of Stockholders of Great Lakes Dredge & Dock Corporation will be held on Wednesday, May 9, 2012, beginning at 10:00 A.M. Central Daylight Time at Lewis University, 2122 York Road, Oak Brook, Illinois 60523 for the following purposes:

1.	To elect as directors the three nominees named in the attached proxy statement to serve for three-year terms expiring at the 2015 Annual Meeting of Stockholders and to hold office until their respective successors are elected and qualified or until their earlier death, disqualification, resignation or removal;

2.	To ratify Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2012;

3.	To approve, on a non-binding advisory basis, the Company’s executive compensation;

4.	To approve the performance criteria for awards under the 2007 Long Term Incentive Plan, as amended and restated; and

5.	To transact such other business as may properly come before the Annual Meeting or any adjournments of the Annual Meeting.

Only holders of record of common stock as of the close of business on March 28, 2012 are entitled to notice of and to vote at the Annual Meeting and any adjournments of the Annual Meeting.

In accordance with Delaware law, a list of the holders of common stock entitled to vote at the 2012 Annual Meeting will be available for examination by any stockholder for at least 10 days prior to the Annual Meeting for any purpose germane to the Annual Meeting. The list may be reviewed during ordinary business hours at our main office, located at 2122 York Road, Oak Brook, Illinois 60523.

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH NEEDS NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU LATER DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS EXERCISED.

By Order of the Board of Directors,

Kathleen M. LaVoy

Secretary

Oak Brook, Illinois

April 4, 2012

i

Great Lakes Dredge & Dock Corporation

2122 York Road

Oak Brook, Illinois 60523

(630) 574-3000

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 9, 2012

This proxy statement and accompanying proxy card were mailed on or about April 4, 2012 to all stockholders entitled to vote at the Annual Meeting.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

The enclosed proxy materials are being sent to you in connection with the solicitation of the enclosed proxy by the Board of Directors of Great Lakes Dredge & Dock Corporation for use at the 2012 Annual Meeting of Stockholders and at any adjournments of the meeting, sometimes referred to as the “Annual Meeting” in this proxy statement. Throughout this proxy statement when the terms “Great Lakes,” the “Company,” “we,” “our,” “ours” or “us” are used, they refer to Great Lakes Dredge & Dock Corporation and its subsidiaries. We sometimes refer to our Board of Directors as the “Board.”

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 9, 2012

The Great Lakes Dredge & Dock Corporation Proxy Statement and Annual Report to

Stockholders for the year ended December 31, 2011 are available at http://investor.gldd.com

Where will the Annual Meeting be held?

The 2012 Annual Meeting will be held on Wednesday, May 9, 2012, at 10:00 A.M. Central Daylight Time, at Lewis University, 2122 York Road, Oak Brook, Illinois 60523 to consider the matters set forth in the Notice of Annual Meeting of Stockholders.

What materials are being sent along with this Proxy Statement?

This proxy statement is being sent along with our Annual Report to Stockholders for the year ended December 31, 2011 (which is not part of the soliciting materials) and the proxy card.

Who is entitled to vote at the Annual Meeting?

Only stockholders of record of our common stock, par value $0.0001 per share, at the close of business on March 28, 2012 will be entitled to vote at the 2012 Annual Meeting. As of this record date, there were a total of 59,089,207 shares of our common stock outstanding, each share being entitled to one vote. There is no cumulative voting.

How many votes must be present to hold the Annual Meeting?

The presence at the 2012 Annual Meeting, in person or by proxy, of the holders of a majority of the shares of our outstanding common stock will constitute a quorum for the transaction of business at the Annual Meeting. If a quorum is not present or represented at the Annual Meeting, the stockholders entitled to vote at the Annual Meeting, present in person or represented by proxy, will have the power to adjourn the Annual Meeting without notice, other than the announcement at the Annual Meeting of such adjournment, until a quorum shall be present or represented.

Even if you plan to attend the Annual Meeting, in order to ensure the presence of a quorum at the Annual Meeting, please vote your shares in accordance with the instructions described below. Abstentions and broker non-votes are counted as present for purposes of establishing a quorum. A broker non-vote occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Shares owned by Great Lakes are not voted and do not count for quorum purposes.

Who is the record holder and what if the shares are held through a broker?

If you are the registered holder of shares, then you are the record holder of those shares, and you should vote your shares as described in the next section.

If you own shares through a broker, the registered holder of those shares is the broker or its nominee. Such shares are often referred to as being held in “street name,” and you, as the beneficial owner of those shares, do not appear in our stock register. For street name shares, there is a two-step process for distributing our proxy materials and tabulating votes. Brokers inform us how many of their clients own common stock in street name, and the broker forwards our proxy materials to those beneficial owners. If you receive our proxy materials from your broker, including a voting instruction card, you should vote your shares by following the procedures specified on the voting instruction card. Shortly before the Annual Meeting, your broker will tabulate the votes it has received and submit a proxy card to us reflecting the aggregate votes of the street name holders. If you plan to attend the Annual Meeting and vote your street name shares in person, you should contact your broker to obtain a broker’s proxy card and bring it to the Annual Meeting.

Under current rules governing brokers registered with the New York Stock Exchange, if you do not instruct your broker how to vote, your broker would have discretionary voting power for ratification of Deloitte & Touche LLP as independent registered public accounting firm (Proposal 2), but would not have discretionary voting power for the election of directors (Proposal 1), the advisory vote on executive compensation (Proposal 3), or approval of the performance criteria for awards under the 2007 Long Term Incentive Plan, as amended and restated (Proposal 4).

How do record holders vote their shares?

You can vote at the Annual Meeting in person or by proxy. We recommend that you vote by proxy even if you plan to attend the Annual Meeting. You can always attend the Annual Meeting and revoke your proxy by voting in person.

There are three ways to vote by proxy:

•	by telephone—You can vote by touch tone telephone by calling toll-free 1 (866) 894-0537, 24 hours a day, 7 days a week, and following the instructions on our proxy card;

•	by Internet—You can vote by Internet by going to the website www.cstproxyvote.com and following the instructions on our proxy card; or

•	by mail—You can vote by mail by completing, signing, dating and mailing our enclosed proxy card.

By giving us your proxy, you are authorizing the individuals named on our proxy card, the proxies, to vote your shares in the manner you indicate. You may:

•	vote for the election of our director nominees; or

•	withhold authority to vote for our director nominees.

You may vote “FOR” or “AGAINST” or “ABSTAIN” from voting on the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2012, the approval of the non-binding resolution to approve the compensation of our named executive officers and the proposal to approve the performance criteria for awards under the 2007 Long Term Incentive Plan, as amended and restated.

What if I do not vote for some of the matters listed on the proxy?

If you sign and return your proxy without indicating your instructions, your shares will be voted FOR:

•	our three director nominees;

•	the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2012;

•	approval of the advisory vote on executive compensation; and

•	approval of the performance criteria for awards under the 2007 Long Term Incentive Plan, as amended and restated.

How can I revoke my proxy after it is submitted?

A stockholder may revoke a proxy at any time prior to its exercise:

•	by giving to our Secretary a written notice of revocation of the proxy’s authority, such notice to be delivered to our principal executive offices;

•	by submitting a duly elected proxy bearing a later date; or

•	by attending the 2012 Annual Meeting and voting in person.

Who pays the cost of solicitation of proxies for the Annual Meeting?

We are paying the costs for the solicitation of proxies, including the cost of preparing and mailing this proxy statement. Proxies are being solicited primarily by mail, but the solicitation by mail may be followed-up by solicitation in person, or by telephone or facsimile, by our regular employees without additional compensation for such proxy solicitation activity. We will reimburse brokers, banks and other custodians and nominees for their reasonable out-of-pocket expenses incurred in sending proxy materials to our stockholders. We have also engaged Morrow & Co., LLC to assist in the solicitation of proxies for a fee of approximately $6,500, plus reimbursement for out-of-pocket expenses.

Who should I contact with questions?

Please contact Morrow & Co., LLC, our solicitation agent, at the phone number or address listed below with any questions regarding the Annual Meeting.

Morrow & Co., LLC

470 West Avenue—1st Floor

Stamford, CT 06902

Banks and Brokerage Firms, please call (203) 658-9400

Stockholders, please call (800) 607-0088

How many votes are necessary for the election of the nominees to the Board of Directors?

The nominees for director for a three-year term will be elected provided that they receive the affirmative vote of a plurality of shares present in person or represented by proxy at the Annual Meeting and entitled to vote thereon. This means that, if a quorum is present, because only three directors are nominated for election at the annual meeting, the nominees will be elected to serve as director. Withholding authority to vote for a director nominee is the equivalent of abstaining from the vote. Abstentions and broker non-votes are not counted as votes cast for the purposes of the election of directors.

How many votes are necessary for the approval of our proposed independent registered public accounting firm?

Deloitte & Touche LLP will be ratified as our independent registered public accounting firm for the year ending December 31, 2012 provided it receives the affirmative vote of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will be treated as being present and entitled to vote on the matter and, therefore, will have the effect of votes against the proposal. A broker non-vote is treated as not being entitled to vote on the matter and, therefore, is not counted for purposes of determining whether the proposal has been approved.

How many votes are necessary for the approval of the advisory resolution regarding the compensation of our named executive officers?

Adoption of this resolution will require the affirmative vote of the majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote thereon. Accordingly, abstentions will count as votes against the proposed resolution. A broker non-vote is treated as not being entitled to vote on the matter and, therefore, is not counted for purposes of determining whether the proposal has been approved. Although the outcome of this advisory vote on the compensation of our named executive officers is non-binding, the Compensation Committee and our Board will review and consider the outcome of this vote when making future compensation decisions for our named executive officers.

How many votes are necessary for approval of the performance criteria for awards under the 2007 Long Term Incentive Plan, as amended and restated?

The performance criteria for awards under the 2007 Long Term Incentive Plan, as amended and restated, will be approved provided the proposal receives the affirmative vote of the majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will be treated as being present and entitled to vote on the matter and, therefore, will have the effect of votes against the proposal. A broker non-vote is treated as not being entitled to vote on the matter and, therefore, is not counted for purposes of determining whether the proposal has been approved.

What other matters will be acted upon at the Annual Meeting?

As of the date of this proxy statement, our Board of Directors does not know of any business that will be presented for consideration at the 2012 Annual Meeting other than the matters described in this proxy statement. If any other matters are properly brought before the Annual Meeting, the persons named in the enclosed proxy card will vote the proxies in accordance with their best judgment.

What is householding and how does it affect me?

Some banks, brokers, and other record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and 2011 annual report on Form 10-K may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of these documents to you if you contact the Broadridge Householding Department at the following address:

Broadridge Householding Department

51 Mercedes Way

Edgewood, NY 11717

Toll-Free Number: 1-800-542-1061

If you want to receive separate copies of our proxy statements and annual reports on Form 10-K in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other record holder, or you may contact Broadridge at the address and phone number shown.

PROPOSAL 1—ELECTION OF DIRECTORS

Set forth below are the names, ages, positions and biographies of our directors as of April 4, 2012. The Board of Directors, at the recommendation of its Nominating and Corporate Governance Committee, has nominated the three directors identified below for re-election to the Board of Directors for three-year terms expiring at the 2015 Annual Meeting of Stockholders and to hold office until their respective successors are elected and qualified or until their earlier death, disqualification, resignation or removal:

Name	Year of Birth	Position
Carl A. Albert	1942	Non-executive Director
Jonathan W. Berger	1959	Chief Executive Officer and Director
Bruce J. Biemeck*	1949	President, Chief Financial Officer and Director
Stephen H. Bittel*	1956	Non-executive Director
Peter R. Deutsch	1957	Non-executive Director
Nathan D. Leight	1959	Non-executive Director
Douglas B. Mackie	1952	Non-executive Director
Jason G. Weiss*	1969	Non-executive Director

*	Director nominated for election at the 2012 Annual Meeting.

Composition of the Board of Directors

Our Board is currently composed of eight members divided into three classes. The members of each class are elected to serve three-year terms with the term of office of each class ending in successive years. Messrs. Biemeck, Bittel and Weiss are members of the class whose term expires at the 2012 Annual Meeting. Messrs. Albert and Berger are members of the class whose term expires at the 2013 Annual Meeting, and Messrs. Deutsch, Leight and Mackie are members of the class whose term expires at the 2014 Annual Meeting,

The Board has nominated Messrs. Biemeck, Bittel and Weiss for re-election and the nominees have indicated a willingness to serve. The members of the two other classes of directors will continue in office for their existing terms. Upon the expiration of the term of a class of directors, the nominees for such class will generally be elected for three year terms at the Annual Meeting of Stockholders held in the year in which such term expires.

The persons named as proxies in the enclosed proxy card will vote the proxies received by them for the election of Messrs. Biemeck, Bittel and Weiss, unless otherwise directed. In the event that a nominee becomes unavailable for election at the Annual Meeting, the persons named as proxies in the enclosed proxy card may vote for a substitute nominee at their discretion as recommended by the Board.

Family Relationships

Two of our directors, Jonathan W. Berger, our Chief Executive Officer, and Nathan D. Leight, our Board Chair, are cousins. In addition, Kathleen M. LaVoy, our Chief Legal Officer, Chief Compliance Officer and Secretary, is the daughter of Douglas B. Mackie, one of our directors.

Agreements with Respect to Nominees

There are no agreements with respect to the nominees for director.

Vote Required and Recommendation

The nominees for director will be elected for three year terms provided that they receive the affirmative vote of a plurality of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote thereon. This means that, if a quorum is present, the three persons receiving the greatest number of votes at the Annual Meeting will be elected to serve as directors. As a result, withholding authority to vote for a director nominee, abstentions, and broker non-votes with respect to the election of directors will not affect the outcome of the election of directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THE ABOVE NAMED NOMINEES TO THE BOARD OF DIRECTORS.

Nominees For Election at the 2012 Annual Meeting

Bruce J. Biemeck
Age: 62 (b. 1949)
Director since: 2006
Term expires: 2012

Business Experience:

Mr. Biemeck has served as our President and Chief Financial Officer since September 2010. From April 1999 until September 2010, Mr. Biemeck was a private real estate investor and developer and acted as an independent consultant. From 1994 to April 1999, Mr. Biemeck was Senior Vice President, Chief Financial Officer and Treasurer of Great Lakes. Mr. Biemeck is a Certified Public Accountant, a member of the Financial Executives Institute, a member of AICPA and a member of ASCPA.

Education:

•	B.S., St. Louis University

•	M.B.A., University of Chicago

•	Certified Public Accountant

Public Directorships (other than Great Lakes):

•	None

Skills and Qualifications:

•	Business Operations. In-depth institutional knowledge of our business, gained from his current service in executive management and from his service with the Company from 1987 to 1999.

•	Finance. Experience in understanding and overseeing financial reporting and internal controls.

•	Real Estate. Experience as private investor and developer in real estate.

•

Corporate Governance.    Prior experience in audit committee, compensation committee, chairman of compensation committee, corporate governance committee and Lead Director of the Company. Served as a member of White Paper Committee on Long Term Financial Planning and member of audit committee for Town of Cave Creek, Arizona. Also active in the National Association of Corporate Directors.

Stephen H. Bittel
Age: 55 (b. 1956)
Director since: 2011
Term expires: 2012

Great Lakes Committees:

•	Audit Committee

•	Compensation Committee

Business Experience:

Mr. Bittel is the Chairman and founder of Terranova Corporation, an owner and operator of commercial real estate. Mr. Bittel founded Terranova in 1980 to specialize in the management, leasing, financing, development and sales of major real estate assets. In 1999, Mr. Bittel founded Petroleum Realty Investment Partners, a venture that invests in the gas station/convenience store industry. Mr. Bittel is a board member of several charitable or non-profit organizations. Mr. Bittel is also an at-large member of the Democratic National Committee, serving on the Rules and Bylaws Committee. Mr. Bittel has also served as trustee member for the Greater Miami Chamber of Commerce, United Way of Miami-Dade and Temple Beth Am. He has written numerous articles on real estate matters and spoken at professional conferences throughout the United States and Europe.

Education:

•	B.A., Bowdoin College (magna cum laude)

•	J.D., University of Miami School of Law

Public Directorships (other than Great Lakes):

•	None

Private Directorships:

•	National Jewish Democratic Council

•	Florida International University Foundation

•	Community Partnership for the Homeless

•	Florida International University Business School Advisory Board

•	Teach for America

Skills and Qualifications:

•	Management Experience. Previous experience as a Chief Executive Officer in a variety of industries.

•	Real Estate. Strong background in domestic and international commercial real estate.

•	Government/Political Processes. First hand knowledge of, and experience with, political processes and organizations.

Jason G. Weiss
Age: 42 (b. 1969)
Director since: 2006
Term expires: 2012

Great Lakes Committees:

•	Compensation Committee (Chairman)

•	Nominating and Corporate Governance Committee

Business Experience:

Since June 2009, Mr. Weiss has been the managing member and sole owner of Terrapin Palisades Ventures, LLC, a private investment company, and a general partner of several agricultural and New Zealand-related investment partnerships. From 1988 to June 2009, Mr. Weiss was a managing member and co-founder of Terrapin Partners LLC, Terrapin Asset Management, LLC and TWF Management Company LLC, all private equity and asset management companies. Mr. Weiss served as Chief Executive Officer, Secretary and a member of the Board of Directors of Aldabra Acquisition Corporation from Aldabra’s inception in 2004 until the completion of the Aldabra merger with Great Lakes. From March 2007 until February 2008, Mr. Weiss was the Chief Executive Officer of Aldabra 2 Acquisition Corporation. In February 2008, Aldabra 2 acquired the paper and packaging assets of Boise Cascade, LLC (now Boise Inc.).

Education:

•	B.A., University of Michigan (with Highest Distinction)

•	J.D., Harvard Law School (cum laude)

Public Directorships (other than Great Lakes):

•	Boise, Inc.—a leading manufacturer of packaging and paper products (2008—present)

Private Directorships:

•	The Humane Society of the United States

•	Equipois, Inc.

•	Underground Solutions, Inc. – a provider of infrastructure technologies for water, sewer and conduit applications (2009)

Skills and Qualifications:

•	Private Equity, Investment and Asset Management. Extensive background in private equity, investment and asset management.

•	Management Experience. Previous experience as a Chief Executive Officer in a variety of industries.

•	Legal Background.

Directors Whose Term Will Continue Following the 2012 Annual Meeting

Carl A. Albert
Age: 69 (b. 1942)
Director since: July 2010
Term expires: 2013

Great Lakes Committees:

•	Audit Committee (Chairman)

•	Compensation Committee

Business Experience:

Since 2000, Mr. Albert has served as Board Chair and Chief Executive Officer of Fairchild Venture Capital Corporation, a private investment firm. From 1990 to 2000, he was the majority owner, Chairman and Chief Executive Officer of Fairchild Aerospace Corporation and Fairchild Dornier Luftfahrt, GmbH, both aircraft manufacturers. After providing start-up venture capital, he served from 1981 to 1988 as the Board Chair and Chief Executive Officer of Wings West Airlines, a regional airline that was acquired in 1988 by AMR Corporation, the parent of American Airlines. Earlier in his career, he was an attorney practicing business, real estate and corporate law.

Education:

•	B.A., University of California at Los Angeles

•	L.L.B., University of California at Los Angeles School of Law

Public Directorships (other than Great Lakes):

•	Boise, Inc.—a leading manufacturer of packaging and paper products (2007—present)

Private Directorships:

•	Fairchild Venture Capital Corporation, a private investment firm (2000-present)

•	The National Asthma Campaign, a nonprofit entity (2008-present)

Skills and Qualifications:

•	Management Experience. Over the last three decades, Mr. Albert has been the CEO of several businesses in the transportation and transportation manufacturing industries.

•	Corporate Governance. Served on several public boards, and currently serves as Chair of another publicly traded company.

•	International. Particular experience in European companies and transactions.

•	Finance/Capital Allocation/Strategy. Experience in other capital-intensive industries, and in other service industries. Qualified as a financial expert.

Jonathan W. Berger
Age: 53 (b. 1959)
Director since: 2006
Term expires: 2013

Business Experience:

Mr. Berger has served as the Company’s Chief Executive Officer since September 2010. He was a member of the Board of Directors of Aldabra Acquisition Corporation from Aldabra’s inception in 2004 until the completion of the Aldabra merger with Great Lakes. Mr. Berger was the managing partner at Tellurian Partners, LLC, a consulting firm, from August 2009 until September 2010. From January 2002 until July 2009, Mr. Berger was a managing director and co-head of Corporate Finance for Navigant Consulting, Inc. (“NCI”), a New York Stock Exchange-listed consulting firm. Mr. Berger was also President of Navigant Capital Advisors, LLC, the wholly owned broker-dealer of NCI during a portion of that time. From January 2000 to March 2001, Mr. Berger was president of DotPlanet.com, an Internet services provider. From 1983 to December 1999, Mr. Berger was employed by KPMG, LLP, an independent public accounting firm, where he served as a partner from August 1991 to December 1999; he was in charge of the corporate finance practice for three of those years. Mr. Berger is a Certified Public Accountant.

Education:

•	B.S., Cornell University

•	M.B.A., Emory University

•	Certified Public Accountant

Public Directorships (other than Great Lakes):

•	Boise, Inc.—a leading manufacturer of packaging and paper products (2007—present)

Skills and Qualifications:

•	Management Experience. Experience as a senior manager with a large national corporate audit firm, and a prominent consulting firm, and his executive experience with the Company.

•	Audit/Accounting. Experience as an executive with a prominent investment advisor, and as a leader of a large corporate consultant, with over 25 years of accounting experience.

•	Acquisitions/Investment. Extensive experience with acquisitions, divestitures, capital raising and allocation.

•	Corporate Governance. Experience chairing audit and compensation committees of another publicly traded company, and as a former chair of the Company’s Audit Committee before becoming its CEO.

•	Strategic Planning. Focused on strategic issues for publicly traded companies for many years in the consulting industry.

Peter R. Deutsch
Age: 54 (b. 1957)
Director since: 2006
Term expires: 2014

Great Lakes Committees:

•	Audit Committee

•	Nominating and Corporate Governance Committee

Business Experience:

Mr. Deutsch has been an attorney in private practice since 1983. He was a member of the Board of Directors of Aldabra Acquisition Corporation from Aldabra’s inception in 2004 until the completion of the Aldabra merger with Great Lakes. Mr. Deutsch was a member of the United States House of Representatives from January 1993 until January 2005 representing the 20th Congressional District of Florida. He served on the House Energy and Commerce Committee from January 1994 until January 2005. He was the Ranking Democrat on the Oversight and Investigations Subcommittee during the 104th, 107th and 108th Congresses. Mr. Deutsch was the Ranking Democrat in the investigations of Enron Corporation, Martha Stewart Living Omnimedia Inc., Bridgestone/Firestone Tires and the conflict of interest abuses at the National Institutes of Health. He was also a member of the subcommittees on Telecommunications and the Internet, the Environment and Hazardous Materials and Consumer Trade and Protection. Prior to serving in Congress, Mr. Deutsch served in the Florida House of Representatives from November 1982 until November 1992, where he served on the Veterans Affairs Committee, the Health Care Committee and the Criminal Justice Committee, and as Chairman of the Insurance Committee.

Education:

•	B.S., Swarthmore College

•	J.D., Yale University Law School

Public Directorships (other than Great Lakes):

•	None

Skills and Qualifications:

•

Government/Public Policy.    Extensive elected governmental experience, including leadership positions in both the Florida Legislature and the United States Congress; his Congressional District included several ports and one of the largest coastlines of any Congressional District in the United States and in Congress he was a leader in several successful major infrastructure appropriation projects.

•	Business Ethics. Experience investigating corporate fraud and conflict of interest abuses.

•	Legal Expertise.

Nathan D. Leight
Age: 52 (b. 1959)
Director since: 2006
Term expires: 2014

Great Lakes Committees:

•	Nominating and Corporate Governance Committee (Chair)

Business Experience:

Mr. Leight has served as a director of the Company since 2006 and was elected Board Chair in March 2011. Mr. Leight is the Senior Managing Member of Terrapin Partners LLC, a private investment management firm focused on private equity investing, and the managing member and chief investment officer of Terrapin Asset Management LLC, which manages alternative investment vehicles, including hedge funds, venture partnerships, and multi-manager hedge fund portfolios. Mr. Leight served as a member of the Board of Directors of Aldabra Acquisition Corporation from Aldabra’s inception in 2004 until the completion of the Aldabra merger with Great Lakes. From March 2007 until February 2008, Mr. Leight was the Chairman of Aldabra 2 Acquisition Corporation. In February 2008, Aldabra 2 acquired the paper and packaging assets of Boise Cascade, LLC (now Boise Inc.). Previously, Mr. Leight served as chief executive officer of e-STEEL LLC, an internet-based steel marketplace, as chief executive officer of VastVideo, Inc., a special interest video content and technology provider, and as a director of TradeStation Group, Inc.

Education:

•	A.B., Harvard College (cum laude)

Public Directorships (other than Great Lakes):

•	Boise, Inc.—a leading manufacturer of packaging and paper products (2007—present)

•	TradeStation Group, Inc.—on-line brokerage firm serving active trader and certain institutional trader markets (2009—2011)

Private Directorships:

•	Jerusalem Foundation, Inc. (USA)

•	Adrienne Arsht Center for the Performing Arts of Miami-Dade County

Skills and Qualifications:

•	Private Equity, Investment and Asset Management. Over 25 years of experience in asset and hedge fund management, venture capital, and private equity investing.

•	Corporate Governance. Experience in nominating and compensation committees of other publicly traded companies.

Douglas B. Mackie
Age: 59 (b. 1952)
Director since: 1995
Term expires: 2014

Business Experience:

Mr. Mackie served as our President and Chief Executive Officer from 1995 until September 2010, and was a consultant for the Company from September 2010 until September 2011. He joined Great Lakes in 1978 as Corporate Counsel. In 1987, he was named Senior Vice President. He is a former President of the Dredging Contractors of America. Mr. Mackie also served on the Board of Trustees for North Central College in Naperville, Illinois from 2007 to 2009 and served on the Board of Directors for The Steamship Mutual Underwriting Association Limited in London, England for ten years.

Education:

•	B.A., Wake Forest University

•	J.D., Northern Illinois University

•	M.B.A., University of Chicago

Public Directorships (other than Great Lakes):

•	None.

Skills and Qualifications:

•	Safety. Led Company to position as industry leader in safety and safe work practices.

•

Management Experience/Business Operations.    Firsthand knowledge and experience as an employee of the Company for over thirty years. Operational knowledge including vast knowledge of our employees, estimating processes, project management and contractual obligations.

•	Industry Knowledge. Prior service as President of dredging industry association provides important perspective into the business strategy, competitive strengths and government regulation.

•	Legal Expertise. Experience as corporate counsel of the Company provides insight into the particular legal issues facing the organization.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board Leadership Structure

The Board is lead by an independent Board Chair. Mr. Nathan D. Leight was elected Board Chair in March 2011. Pursuant to the Company’s Bylaws, the Board is permitted to either separate or combine the positions of Chief Executive Officer and Board Chair as it deems appropriate from time to time. We currently separate the roles of Chief Executive Officer and Board Chair in recognition of the differences between the two roles as they are presently defined. At present, the Board believes that separation of the positions of Chief Executive Officer and Board Chair improves the ability of the Board to exercise its oversight role over management, provides multiple opportunities for discussion and evaluation of management decisions and the direction of the Company, and ensures a significant role for the Board’s non-management directors in the oversight and leadership of the Company.

The Board understands that maintaining qualified independent and non-management directors on the Board is an integral part of effective corporate governance. There are presently five directors who are independent within the meaning of the NASDAQ Marketplace Rules (Messrs. Albert, Bittel, Deutsch, Leight and Weiss), two management directors (Messrs. Berger and Biemeck) and one director who was the chief executive officer of the Company until September 7, 2010 (Mr. Mackie). Accordingly, the Board believes its current leadership structure strikes an appropriate balance between independent directors and directors affiliated with the Company, which allows the Board to effectively represent the best interests of the Company and its stockholder base.

When the Chief Executive Officer is concurrently serving as the Board Chair, the Board may elect an independent Lead Director. Until September 7, 2010, Mr. Biemeck served as Lead Director.

The position of the independent Board Chair, or the Lead Director when the Chief Executive Officer is concurrently serving as the Board Chair, is intended to provide a check and balance on the role and responsibilities of the Chief Executive Officer. Our independent Board Chair and/or the Lead Director is expected to, among other things:

•	chair meetings (including executive sessions) of the independent directors;

•	act as principal liaison between independent directors and our Chief Executive Officer;

•

help develop Board agendas with our Chief Executive Officer to ensure that topics deemed important by the independent directors are included in board discussions and sufficient executive sessions are scheduled as needed;

•

advise our Chief Executive Officer on quality, quantity and timeliness of information supplied by management to the independent directors and act as the liaison between independent board members and our Chief Executive Officer to make certain that any additional information requested by board members is included in the materials prepared by management for the Board;

•	assist management in the development and execution of a strategic plan;

•	support financing and capital spending initiatives;

•	represent the Company at meetings with business partners, industry representatives and potential clients;

•	communicate regularly with each director to be certain that every director’s views, competencies and priorities are understood; and

•	ensure directors and management function as a team in the best interest of all stakeholders.

During 2011, the Board and the Nominating and Governance Committee each discussed the current structure, reviewed in particular the duties of the Board Chair, and affirmed the current arrangement.

The Board’s Role in Risk Management for the Company

As part of our risk management process, senior management discusses and identifies major areas of risk on an ongoing basis and periodically reviews these risks with the Board. In addition, in 2011, the Board adopted an enterprise risk management process designed to enable the Board to best determine our risk management profile and oversee our risk management strategies. The Board delegated oversight of this enterprise risk management process to the Audit Committee. This process employs a framework for identifying and assessing key strategic, operational, financial and compliance risks based upon guidelines of the Committee of Sponsoring Organizations of the Treadway Commission. We have assigned each key risk to a member of our senior management, who serves as the executive risk owner, and is responsible for ongoing risk assessment, management and reduction.

•

On a quarterly basis, our management team performs a reassessment of risk, identifies new risks facing the company and assesses our response activities and controls. The product of this process is a risk management overview that is shared with the Audit Committee. Additional details on these risks are shared with the Audit Committee on request.

•

On an annual basis, our management team completes a company-wide assessment of enterprise risk through additional risk identification techniques. On an annual basis, the full Board is presented with the risk management overview for more in-depth review of key risks with executive risk owners.

On an ongoing basis, the various committees of the Board address risk in the areas relevant to their scope. For example:

•

the Nominating and Corporate Governance Committee evaluates the Board, individual Board members and the Board committees, oversees compliance with ethics policies and considers matters of corporate governance;

•

the Compensation Committee reviews and approves corporate goals relating to our chief executive officer’s compensation and approves total compensation for our senior executives in a manner that does not encourage excessive risk taking; and

•	the Audit Committee oversees the integrity of our financial reporting process and systems of internal controls.

The Compensation Committee performs an annual review of the compensation programs and procedures by which compensation decisions are made. The Committee analyzes whether the program encourages unnecessary or excessive risk taking.

We do not believe risks arising from our executive and broad-based compensation policies and practices are reasonably likely to have a material adverse effect on the Company or our business, nor do we believe that the compensation programs encourage unnecessary or excessive risk taking.

The Compensation Committee reviews and approves corporate goals relating to our Chief Executive Officer’s compensation and approves total compensation for our senior executives. In addition, as part of our risk management process, senior management periodically identifies and discusses major areas of risk with the Board. As part of its regular reports to the Board, the Committee discusses the potential for unnecessary or excessive risk taking. For more detail on the process by which compensation is set, see page 35, “Compensation Philosophy and Objectives”.

Specifically, the Board and the Compensation Committee control risks arising from compensation policies and practices in part by controlling the mix of cash and long term equity incentives. Executives’ base salaries are fixed in amount and thus do not encourage risk-taking. Bonuses are capped for Messrs. Berger and Biemeck and bonuses for all of our named executive officers are tied to overall corporate performance. The compensation provided to the executive officers is in the form of long term equity awards that help further align executives’ interests with those of the Company’s stockholders. The Compensation Committee believes that these awards do not encourage unnecessary or excessive risk-taking because the ultimate value of the awards is tied to the Company’s stock price and because awards are staggered and subject to long term vesting schedules. Our long term equity awards in combination with our stock ownership requirements help ensure that executives have significant value tied to long term stock price performance and therefore are cognizant of how short-term decisions impact the long term health of the organization. In addition, Management, the Compensation Committee and the Board each consider the risks associated with accounting and reporting, project cost estimating, compliance and safety.

More specifically, the Compensation Committee retains discretion to adjust short term incentive formulas, which allows the Compensation Committee to review the results from the fiscal year and determine whether, despite achievement of financial goals, the intents and purposes of the Annual Bonus Plan were met. In doing so, the Compensation Committee may consider whether activities taken during that fiscal year comport with the Company’s strategic plan and align management objectives with stockholder interests. As a result, the incentive may be reduced or eliminated on an individual basis, despite achievement of formulaic targets.

In addition, certain awards granted in 2011 under our long term incentive plan are comprised of equity that vests over a three year period. These equity awards were structured to induce our executive officers to focus on the long term capital appreciation, health and viability of the Company rather than a short-term increase in stock price.

Finally, the Compensation Committee has adopted a recoupment policy, which requires certain compensation to be repaid to the Company if awarded as a result of misstated earnings. Employment contracts for three of our named executive officers contain recoupment requirements consistent with the Company’s policy.

Although the SEC and NASDAQ are not expected to implement rules requiring such policies until later this year, the Company adopted a recoupment policy in March 2011. The Board will reevaluate and, if necessary, revise this policy to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act once the SEC and NASDAQ finalize the rules implementing recoupment requirements.

Board Composition and Committee Structure

Our Board of Directors currently consists of eight members and has a separately standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. The following table provides membership information as of April 4, 2012 for each of our Committees of the Board of Directors:

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Carl A. Albert	X*	X

Stephen H. Bittel**	X	X

Peter R. Deutsch	X		X

Nathan D. Leight			X*

Jason G. Weiss		X*	X

*	Denotes Committee Chairperson

**	Mr. Bittel became a member of our Audit and Compensation Committees on January 13, 2011.

Below is a description of each Committee of our Board of Directors.

Audit Committee.    The Audit Committee is comprised of Messrs. Albert, Bittel and Deutsch, each of whom has been determined to be an independent director according to the rules and regulations of the SEC and the NASDAQ Stock Market. Additionally, our Board has determined that Mr. Albert is an “audit committee financial expert,” as such term is defined in Item 401(h) of Regulation S-K. The Audit Committee charter requires that all of its members be “independent directors,” as such term is defined in Rule 5605(a)(2) of the NASDAQ Marketplace Rules.

The Audit Committee operates under a written charter, a copy of which is available on our website at www.gldd.com or may be obtained by writing to our Secretary at our principal executive office. Under this charter, the Audit Committee is responsible for:

•	monitoring the integrity of our financial reporting process and systems of internal controls regarding finance, accounting and legal compliance;

•	monitoring the independence and performance of our independent auditor and monitoring the performance of our internal audit function;

•	appointing and/or replacing our auditor and approving any non-audit work performed for us by the auditor;

•	providing an avenue of communication among the independent auditor, management and our Board; and

•	reviewing its charter and recommending changes to the Board.

The Board also delegated oversight for the enterprise risk management program to the Audit Committee.

The Audit Committee held five meetings during 2011. At each meeting, the Audit Committee met with the internal audit staff and the independent auditor in separate sessions.

Compensation Committee.    The Compensation Committee is comprised of Messrs. Albert, Bittel and Weiss, each of whom has been determined to be an independent director according to the rules and regulations of the NASDAQ Stock Market and each of whom is considered to be a “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this proxy statement, and an “outside director” under section 162(m) of the Internal Revenue Code of 1986, as amended, which we refer to as the “Tax Code” in this proxy statement.

The Compensation Committee operates under a written charter, a copy of which is available on our website at www.gldd.com or may be obtained by writing to our Secretary at our principal executive office. Under this charter, the Compensation Committee is responsible for:

•

reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer, evaluating the chief executive officer’s performance in light of these goals and approving the chief executive officer’s compensation level based on this evaluation;

•	approving total compensation for senior executives, including oversight of all senior executive benefit plans;

•	overseeing our general cash-based and equity-based incentive plans;

•	retaining and consulting with independent compensation specialists, and making a formal determination of their independence from management;

•	producing a Compensation Committee report on executive compensation as required by the SEC to be included in our annual proxy statement; and

•

reviewing its charter and recommending changes to the Board. During 2011, the Compensation Committee reviewed the scope of its responsibilities and determined, in cooperation with the Nominating and Corporate Governance Committee, to reassign responsibility for succession planning from the Compensation Committee to the Nominating and Corporate Governance Committee.

The Compensation Committee held three meetings during 2011.

Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee is comprised of Messrs. Deutsch, Leight and Weiss, each of whom has been determined to be an independent director according to the rules and regulations of the NASDAQ Stock Market.

The Nominating and Corporate Governance Committee operates under a written charter, a copy of which is available on our website at www.gldd.com or may be obtained by writing to our Secretary at our principal executive office. Under this charter, the Nominating and Corporate Governance Committee is responsible for:

•	screening and recommending to the full Board individuals qualified to become chief executive officer;

•

developing and recommending qualification standards and other criteria for selecting new directors, identifying individuals qualified to become Board members consistent with qualification standards and other criteria approved by the Board and recommending to the Board such individuals as nominees to the Board for its approval;

•	overseeing evaluations of the Board, individual Board members and the Board committees;

•	establishing total compensation for the Board;

•	overseeing our compliance with ethics policies and considering matters of corporate governance; and

•

reviewing its charter and recommending changes to the Board. During 2011, the Nominating and Corporate Governance Committee reviewed the scope of its responsibilities and determined, in cooperation with the Compensation Committee, to reassign responsibility for succession planning from the Compensation Committee to the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee does not set specific minimum qualifications for director positions. Instead, the Nominating and Corporate Governance Committee believes that nominations for election or re-election to the Board should be based on a particular candidate’s merits and our needs after taking into account the current composition of the Board. The Nominating and Corporate Governance Committee considers potential candidates for director who may come to the attention of the Nominating and Corporate Governance Committee through current directors, professional executive search firms, stockholders or other persons. When evaluating candidates annually for nomination for election, the Nominating and Corporate Governance Committee considers all relevant factors regarding the candidates, including an individual’s skills, diversity, independence from us, experience in areas that address the needs of the Board and ability to devote adequate time to Board duties. The Nominating and Corporate Governance Committee also seeks to achieve the appropriate balance of industry and business knowledge and experience, including, without limitation, expertise in the dredging industry, the function and needs of the Board, financial expertise, public company experience, personal integrity and reputation.

Whenever a new seat or a vacated seat on the Board is being filled, candidates that appear to best fit our needs are identified and unless such individuals are well known to the Board, they are interviewed and further evaluated by the Nominating and Corporate Governance Committee. Candidates selected by the Nominating and Corporate Governance Committee are then recommended to the full Board. After the Board approves a candidate, the Chair of the Nominating and Corporate Governance Committee extends an invitation to the candidate to join the Board.

When evaluating director candidates and considering incumbent directors for re-nomination to the Board, the Nominating and Corporate Governance Committee considers a variety of factors. These include each nominee’s independence, financial literacy, industry knowledge, personal and professional accomplishments, experience in light of the needs of the Board and Company, and availability. For incumbent directors, the factors include past performance on the Board or in the Company and contributions to their respective committees, if any.

The Nominating and Corporate Governance Committee will consider stockholder recommendations for candidates for membership on the Board, provided that a complete description of such proposed nominee’s qualifications, experience and background, together with a statement signed by each proposed nominee in which he or she consents to act as such, accompanies the recommendations, and provided further that any such recommendation must also be made according to the procedures, and within the same time deadlines, applicable under our Bylaws to director nominations. Such recommendations should be submitted in writing to the attention of the Nominating and Corporate Governance Committee, c/o Secretary, Great Lakes Dredge & Dock Corporation, 2122 York Road, Oak Brook, IL 60523 and should not include self-nominations.

The Nominating and Corporate Governance Committee recommended Messrs. Biemeck, Bittel and Weiss to the Board as director nominees for election at the 2012 Annual Meeting of Stockholders. See “Proposal 1—Election of Directors.”

The Nominating and Corporate Governance Committee held one meeting during 2011.

Other Committees.    Our Board of Directors may establish other committees as it deems necessary or appropriate from time to time. In 2011, the Board established three temporary committees to assist management with reviewing discrete issues. For example, the Board established a Pricing Committee, and delegated to it responsibility to consider and to approve the price of the senior unsecured notes offered pursuant to Rule 144A, as described in the 2011 Annual Report on 10-K.

Attendance at Board of Directors and Committee Meetings.    Our current Board of Directors held twelve meetings during 2011. Each member of the Board attended at least 75% of all meetings of the Board and those Board committees on which he served in 2011. The members of our Board are encouraged to attend our Annual Meeting of Stockholders. In May 2011, seven members of our Board attended our Annual Meeting of Stockholders.

Executive Sessions of Non-Management Directors and Independent Directors

The non-management directors of the Board meet periodically in executive sessions without our management present. The independent directors also meet on occasion or as necessary in executive session. During 2011, the Board held two executive sessions of independent directors, which were chaired by Mr. Leight.

Stockholders wishing to communicate with the independent directors may contact them by writing to: Independent Directors, c/o Secretary, Great Lakes Dredge & Dock Corporation, 2122 York Road, Oak Brook, IL 60523. Any such communication will be promptly distributed to the directors named in the communication in the same manner as described below in “Communications with the Board of Directors.”

Director Independence

The Board of Directors has determined that Messrs. Albert, Bittel, Deutsch, Leight and Weiss, constituting a majority of the Board, are independent directors, as such term is defined in Rule 5605(a)(2) of the NASDAQ Marketplace Rules. In reaching the conclusion that Mr. Leight is independent, the Board considered the fact that he is the cousin of Mr. Berger. The Board concluded that this relationship did not impact the independence of this director under applicable NASDAQ Marketplace Rules.

In reaching the conclusion that Mr. Weiss is independent, the Board considered that he had served as Chief Executive Officer of Aldabra Acquisition Corporation (“Aldabra”) until the date of the merger between the Company and Aldabra in December 2006 (the “Aldabra merger”). Factors influencing the Board’s decision included: Aldabra was a blank check company; Mr. Weiss has not been employed by the Company; Mr. Weiss has not been involved in the operations of the Company; and Mr. Weiss does not have any other conflicting relationships or related party transactions with the Company.

Code of Ethics

We have adopted a written Code of Business Conduct and Ethics (the “Code”) that applies to all our employees, including our principal executive officer, principal financial officer, controller, and persons performing similar functions. All of our salaried employees have reviewed and certified compliance with the Code. In addition, on an annual basis, each of our salaried employees receives training on the Code. Senior management, as well as individuals with responsibility for foreign operations or purchasing, receives additional training on the Foreign Corrupt Practices Act (“FCPA”). In 2011, we had 100% participation in our Code and FCPA training programs.

Our Code can be found on our website at www.gldd.com. We will post on our website any amendments to or waivers of the Code for executive officers or directors, in accordance with applicable laws and regulations. A copy also may also be obtained by writing to our Secretary at our principal executive office.

Communications with the Board of Directors

We have not adopted a formal process for stockholder communications with our Board of Directors, but stockholders and other interested parties can send communications to one or more members of the Board by writing to the Board or to specific directors (including independent directors or Committee chairs) or group of directors at the following address:

Great Lakes Dredge & Dock Corporation Board of Directors

c/o Secretary

Great Lakes Dredge & Dock Corporation

2122 York Road

Oak Brook, Illinois 60523

Any such communication will be promptly distributed by the Secretary to the individual director or directors named in the communication or to all directors if the communication is addressed to the entire Board of Directors. Every effort has been made to ensure that the views of stockholders are heard by the Board of Directors or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. To date, we have not considered it necessary to adopt a more formal process for stockholder communications with the Board of Directors. Nevertheless, during the upcoming year the Board of Directors will continue to monitor whether it would be appropriate to adopt a formal process.

Compensation of Directors

Non-employee directors receive compensation for Board service which is designed to fairly compensate directors for their Board responsibilities. An employee director receives no additional compensation for Board service. The Nominating and Corporate Governance Committee has the primary responsibility to review and consider any revisions to directors’ compensation. Director compensation is typically reviewed annually by the Nominating and Corporate Governance Committee, which recommends any changes to the full Board for approval. The Compensation Committee bears responsibility for reviewing and approving any grants of common stock to our directors.

Each of our non-employee directors currently receives an annual retainer of $125,000, payable quarterly in arrears. The retainer is payable 50% in cash and 50% in our common stock. In addition to the annual retainer, our Board approved the annual retainers for committee service as set forth below. The committee annual retainers are paid in cash to the committee members each quarter in arrears.

During 2011, the Compensation Committee discussed the demands and duties of the Board Chair above and beyond those of other non-employee directors and approved the payment of additional compensation to the Board Chair of $150,000 per year, to be payable 100% in shares of our common stock which immediately vest upon grant. The Board Chair’s strategic role in matters related to the Company, as well as the increased amount of time in which the Board Chair is expected to work on behalf of the Company, were key factors in the Compensation Committee’s decision. The Compensation Committee also received advice from its independent compensation consultant on chairman compensation at peer companies.

Annual Retainers for Board and Committee Service

	Board		Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Chair	$150,000	(1)	$2,500	$1,875	$1,250
Member	$125,000		$1,250	$937	$625

(1)	The annual retainer earned by the Board Chair is in addition to the annual retainer earned for serving as a member of the Board.

The following table sets forth the compensation paid to each of our non-employee directors for the year ended December 31, 2011.

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	All Other Compensation ($)		Total ($)
Carl A. Albert	$76,253	$62,491	$—		$138,744
Stephen H. Bittel	$71,252	$62,491	$—		$133,743
Peter R. Deutsch	$70,003	$62,491	$—		$132,494
Nathan D. Leight	$67,503	$185,367	$—		$252,870
Douglas B. Mackie(3)	$19,534	$19,527	$100,000	(4)	$139,061	(5)
Jason G. Weiss	$72,503	$62,491	$—		$134,994

(1)	Messrs. Biemeck and Berger became employees of the Company in September 2010. While employed by the Company, Messrs. Berger and Biemeck are not entitled to additional compensation for serving on the Board. See the “Summary Compensation Table for Year Ended December 31, 2011” for their employee compensation information.

(2)

Messrs. Albert, Bittel, Deutsch, Leight and Weiss each received an award of $62,500 in shares of our common stock, with each such director receiving fully vested shares equal to $15,625 on each of March 31, June 30, September 30 and December 31, 2011. In addition, for serving as Board Chair beginning on March 8, 2011, Mr. Leight received an additional award of $122,876 in fully vested shares of our common stock on December 31, 2011. For the period of September 8, 2011 through December 31, 2011, Mr. Mackie received an award of $19,527 in fully vested shares of our common stock. The shares had a grant date fair value of $7.63 per share on March 31, $5.58 per share on June 30, $4.07 per share on September 30 and $5.56 per share on December 31, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation—Stock Compensation,” referred to in this proxy statement as “FASB ASC Topic 718.” The assumptions used in determining the FASB ASC Topic 718 values are set forth in Note 6 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011.

(3)	Mr. Mackie waived compensation for serving on the Board while he was serving as a consultant for the Company. Mr. Mackie earned a total of $39,061 for serving on the Board (half paid in cash and half in our common stock) following the end of his consulting engagement.

(4)	Mr. Mackie earned $100,000 for serving as a consultant to the Company during the year ended December 31, 2011. Mr. Mackie’s consulting agreement with the Company ended on September 7, 2011. Per the terms of his consulting agreement with the Company, Mr. Mackie provided specified consulting services for one year related to the operations and certain special projects and received an aggregate of $437,500 payable in four declining installments in September 2010 and December, March and June 2011.

(5)	Mr. Mackie also holds 206,950 vested options to purchase shares of common stock that remained unexercised as of December 31, 2011. Mr. Mackie was awarded these options during his employment with the Company prior to September 2010.

PROPOSAL 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors, subject to stockholder ratification, has appointed Deloitte & Touche LLP as the independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2012. During 2011, Deloitte & Touche LLP also served as our independent registered public accounting firm and, in addition, provided certain tax and other audit-related services. See “Matters Related to Independent Public Accountants—Professional Fees.” Representatives of Deloitte & Touche LLP are expected to attend the Annual Meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement.

Vote Required and Recommendation

Deloitte & Touche LLP will be ratified as our independent registered public accounting firm for the year ending December 31, 2012 provided this proposal receives the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote thereon, assuming a quorum is present. Abstentions will be treated as being present and entitled to vote on the matter and, therefore, will have the effect of voting against the proposal. A broker non-vote is treated as not being entitled to vote on the matter and, therefore, is not counted for purposes of determining whether the proposal has been approved.

Although we are not required to seek stockholder ratification of this appointment, the Audit Committee and the Board believe it to be sound corporate practice to do so. If the appointment is not ratified, the Audit Committee will investigate the reasons for stockholder rejection and the Audit Committee will reconsider the appointment.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2012.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and all persons who beneficially own more than 10% of the outstanding shares of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Executive officers, directors and persons who own more than 10% of our common stock are also required to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of filings with the SEC and/or written representations and materials furnished to us from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and persons who own more than 10% of our common stock were complied with in 2011.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table is based on 59,089,207 shares of common stock outstanding as of March 28, 2012, and sets forth certain information with respect to the beneficial ownership of our common stock as of the same date by:

•	each person whom we know to own beneficially more than five percent of the outstanding shares of our common stock;

•	each of our directors and named executive officers; and

•	all of our current directors and executive officers as a group.

Unless otherwise stated, each of the persons in the table has sole voting and investment power with respect to the securities beneficially owned.

	Beneficially Owned
	Number of Shares of Common Stock	Percentage of Common Stock
Jennison Associates, LLC(1)	5,919,859	10.0%
Dimensional Fund Advisors LP(2)	3,526,903	6.0%
BlackRock Inc.(3)	3,179,562	5.4%
Jonathan W. Berger(4)	170,908	*
Bruce J. Biemeck(4)	142,057	*
Kyle D. Johnson(4)(5)	95,833	*
Stephen E. Pegg(4)	34,708	*
David E. Simonelli(4)(6)	145,957	*
Carl A. Albert(4)(7)	25,399	*
Stephen H. Bittel(4)	97,375	*
Peter Deutsch(4)	61,270	*
Nathan Leight(4)(8)	1,962,670	3.3%
Douglas B. Mackie(4)(9)	267,731	*
Jason Weiss(4)(10)	702,432	1.2%
All directors and executive officers as a group (12 persons)	3,788,912	6.4%

*	Denotes less than 1%

(1)

Jennison Associates LLC (“Jennison”) may be deemed to be the beneficial owner of 5,919,859 shares of our common stock. Jennison has the sole power to vote or direct the voting of 5,910,423 of such shares and the shared power to dispose or direct the disposition of all its shares. Jennison furnishes investment advice to several investment companies, insurance separate accounts, and institutional clients (“Managed Portfolios”). As a result of its role as investment adviser of the Managed Portfolios, Jennison may be deemed to be the beneficial owner of the shares of our common stock held by such Managed Portfolios. Prudential Financial, Inc. (“Prudential”) indirectly owns 100% of equity interests of Jennison. As a result, Prudential may be deemed to have the power to exercise or to direct the exercise of such voting and/or dispositive power that Jennison may have with respect to our common stock held by the Managed Portfolios. Jennison does not file jointly with Prudential and, as such, shares of our common stock reported on Jennison’s 13G may be included in the shares reported on the 13G filed by Prudential. The principal business address of Jennison is 466 Lexington Avenue, New York, New York 10017. The information in this footnote (1) was derived from a Schedule 13G/A filed by Jennison with the SEC on February 14, 2012.

(2)	Dimensional Fund Advisors LP (“Dimensional LP”) may be deemed to be the beneficial owner of 3,526,903 shares of our common stock. Dimensional LP has sole power to dispose or direct the disposition of all such shares and the sole power to vote or direct the voting of 3,410,294 of such shares. Dimensional LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, neither Dimensional LP nor its subsidiaries (collectively, “Dimensional”) possesses voting and/or investment power over our securities that are owned by the Funds, and may be deemed to be the beneficial owner of our shares held by the Funds. However, all securities reported in this proxy statement are owned by the Funds. Dimensional disclaims beneficial ownership of such securities. The principal business address of Dimensional LP is 6300 Bee Cave Road, Building One, Austin, Texas 78746. The information in this footnote (3) was derived from a Schedule 13G/A filed by Dimensional LP with the SEC on February 14, 2012.

(3)	BlackRock Inc. (“BlackRock”) may be deemed to be the beneficial owner of 3,179,562 shares of our common stock. BlackRock has the sole power to dispose or direct the disposition of all such shares and the sole power to vote or direct the voting of all such shares. The principal business address of BlackRock is 40 East 52nd Street, New York, New York 10022. The information in this footnote (2) was derived from a Schedule 13G/A filed by BlackRock with the SEC on February 13, 2012.

(4)	The address for each of the stockholders listed in the above table, unless otherwise noted, is c/o Great Lakes Dredge & Dock Corporation, 2122 York Road, Oak Brook, Illinois 60523.

(5)	Includes 43,332 options to purchase Company stock, exercisable within 60 days of March 28, 2012.

(6)	Includes 72,479 options to purchase Company stock, exercisable within 60 days of March 28, 2012.

(7)	Includes 10,000 shares of common stock held by the Albert-Schaefer Trust, a trust established for the benefit of Mr. Albert and his wife, of which Mr. Albert and his wife are co-trustees.

(8)	Includes (i) 367,250 shares of common stock held by the Leight Family 1998 Irrevocable Trust, a trust established for the benefit of Mr. Leight’s family of which his wife is the trustee and (ii) 4,000 shares of common stock held by various family trusts.

(9)	Includes 206,950 options to purchase Company stock, exercisable within 60 days of March 28, 2012. These options expire between 2018 and 2020 and are exercisable at a weighted average price of $4.93.

(10)	Includes (i) 666,562 shares of common stock held by the Jason G. Weiss Revocable Trust dated August 2, 2000 and (ii) 100 shares of common stock held by the wife of Mr. Weiss.

COMPENSATION DISCUSSION AND ANALYSIS

In this section we discuss and analyze the material components of our executive compensation program for our Chief Executive Officer, Chief Financial Officer, and our three other most highly compensated executive officers (the “named executive officers”). For 2011, our named executive officers are:

•	Jonathan W. Berger, our Chief Executive Officer

•	Bruce J. Biemeck, our President and Chief Financial Officer

•	David E. Simonelli, our President of Dredging Operations (“PDO”)

•	Kyle D. Johnson, our Senior Vice President—Operations

•	Stephen E. Pegg, our Senior Vice President—Business Development

We also focus on the philosophy and objectives of the Company’s executive compensation program, the goals the program is designed to reward, the determination of the formulas to measure performance and award levels, and the components of executive compensation. For additional information regarding compensation of the named executive officers, see “Executive Compensation Tables.”

The Company believes it is important to incorporate stockholder feedback into the design of our executive compensation program. At the 2011 Annual Meeting of Stockholders, fewer than 3% of voting stockholders cast an advisory vote against the Company’s executive pay program. The Compensation Committee considered the results of the 2011 stockholder advisory vote on executive compensation as one factor among many when making its executive pay decisions in 2011. Over 97% of our voting stockholders voted favorably on our compensation practices. In determining and deciding on executive compensation for fiscal year 2012, our Compensation Committee took into account the results of the 2011 stockholder advisory vote on executive compensation, particularly the strong support expressed by the Company’s stockholders, as one of many factors considered in deciding that the Company’s compensation policies and procedures for 2012 should largely remain consistent with our policies and procedures in prior years. Certain changes were made to the overall pay structure in 2012, specifically our 2012 Annual Bonus Plan, as a result of continual review of our compensation policies and our continuous goal to align the interests of our executives and our stockholder. Following the 2012 Annual Meeting of Stockholders and throughout the year, the Company will continue to affirmatively seek out the views of our stockholders regarding the Company’s executive pay program.

The following discussion also contains statements regarding future individual and company performance targets and goals. These targets and goals are disclosed in the limited context of our compensation programs and should not be understood to be statements of our management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

EXECUTIVE SUMMARY

Our Business

We are the largest provider of dredging services in the United States and the only U.S. dredging service provider with significant international operations. We are also one of the largest U.S. providers of commercial and industrial demolition services, with operations based primarily in the Northeast. We own a 50% interest in a marine sand mining operation in New Jersey which supplies sand and aggregate for road and building construction, which in turn owns a New York distributor of construction materials including crushed stone, and in 2011 we formed a 50/50 joint venture in an environmental service operation with the ability to remediate contaminated soil and treat dredged sediment. We employ more than 150 degreed engineers, most specializing in civil and mechanical engineering, contributing to our 121-year history of never failing to complete a marine project. We own the largest and most diverse fleet in the U.S. industry, comprised of over 200 specialized vessels.

Since the 2010 management changeover of the Company, we have focused on the growth and diversification of our business. By leveraging our core competencies, we believe that we can maintain organic growth of our existing businesses while complementing the growth of those businesses through external acquisition.

2011 Business Highlights

2011 represented the second most successful year for the Company in terms of revenue and earnings adjusted for net interest expense, income taxes, depreciation, amortization expense and debt extinguishment (“Adjusted EBITDA”), which is the measure upon which our performance program is based. The dredging division delivered a strong year, performing well on existing projects and laying the groundwork for future operations in new domestic and foreign markets. Following a management changeover in the demolition division during the second quarter of 2011, the demolition segment revenues in the fourth quarter were the highest since 2008. The demolition segment recorded revenues in 2011 of $107.2 million, a 37.5% increase of $29.2 million over 2010 revenues. In addition, the Company completed 2011 with a strong backlog in all of our segments, positioning the Company for a strong performance in 2012.

2011 was the first full year with our new executive management team of Mr. Jonathan W. Berger, Chief Executive Officer, and Mr. Bruce J. Biemeck, President and Chief Financial Officer. Messrs. Berger and Biemeck became officers of the Company on September 8, 2010, having previously served on the Company’s Board of Directors since the Company went public in December 2006. In addition, Mr. Biemeck previously served as Senior Vice President, Chief Financial Officer and Treasurer of the Company from 1991 until April 1999.

Under the leadership of Messrs. Berger and Biemeck, our management team was successful in developing and executing on many of the Company’s strategic goals for the year, including:

•	restructuring and realignment of our demolition business including managing through a change of over 25% of senior management in that segment;

•	identification of new revenue opportunities and establishment of new lines of business that capitalize on the strengths of both the dredging and demolition segments;

•	responsible capital management through development of a rationalization process to identify underutilized and underperforming assets;

•

divestiture of underutilized land resulting in a gain of $6.4 million and corresponding development of a tax strategy to defer income taxes on that gain by consolidating certain of our work yard facilities into a new central facility, which also results in reduced annual overhead spending;

•	refinancing of the Company’s $175 million long term 7 3/4% notes with $250 million 7 3/8% eight year notes;

•	entered into a new company-wide insurance program with annual savings in excess of $2.0 million:

•	initiated a rental expense review program to perform rent versus buy analysis on our equipment rental needs, resulting in the elimination of cost inefficient equipment rentals;

•	development of a strategy to enter the environmental remediation business;

•	expansion of international operations; and

•	successful integration of the new rivers and lakes division into the dredging segment.

As a result of declining stock price performance during the year, our total stockholder return (TSR) for fiscal year 2011 was negative. Consistent with our emphasis on both short term and long term incentive compensation, and on alignment with stockholder interests, negative TSR performance impacted the value of unvested equity compensation and previously granted stock options held by our named executive officers. In 2012, however, our stock price has steadily climbed due to improved market conditions and our announced 2011 results, which yielded greater value to both our stockholders and our named executive officers. In addition, over the last three years, our stock price has outperformed that of the companies included in our peer group as described on pages 37-38 of this proxy statement.

2011 Compensation Highlights

Outlined in the following table are the key components of our executive compensation program, a description of their purpose, and the key actions and decisions made with respect to each of them for 2011.

Compensation Component and Purpose	Description	Highlights
Base Salary— Allows us to attract and retain executive talent using a fixed component of compensation without incurring excessive fixed costs.	Based on a variety of factors such as the market median, skills and experience, responsibilities required of the executives in their roles, knowledge, importance of the position to the Company and the difficulty of replacement.	In 2011, the Committee increased the executive’s base salaries, as detailed on page 40 based on an analysis of compensation relative to our peers, expansion of roles and responsibilities and due to the elimination of certain perquisites.

Compensation Component and Purpose	Description	Highlights
Annual Incentive Compensation— Creates incentives and rewards to support the Company’s short-term operating objectives.	A range of earnings opportunity, as a percentage of base salary, is established for each executive. Target bonus opportunities are set such that target total annual cash compensation (base salary plus target bonus) is appropriate considering the same factors as outlined above for base salaries. Actual bonuses depend on achievement relative to a pre-determined financial measure, as outlined on pages 40-42.

For 2011, the financial measure was Adjusted EBITDA for our dredging segment. Based on the Committee’s assessment of performance, actual bonuses for 2011 were above target for Messrs. Berger, Biemeck, and Pegg.

Additional discretionary bonuses were awarded to Messrs. Berger and Biemeck to recognize the extraordinary restructuring and second half results obtained in the demolition segment turnaround. Messrs. Berger and Biemeck’s bonuses are paid 50% in common stock and 50% in cash. The cash portion is paid primarily to allow the executives flexibility in making required tax payments.

Starting in 2012, the measures used to determine bonuses for Messrs. Berger, Biemeck, and Pegg will be Company Adjusted EBITDA, return on average assets (ROAA) relative to a peer group, and return on capital (ROC) relative to a peer group. For executives in the dredging segment, including Messrs. Simonelli and Johnson, bonuses will be based on Adjusted EBITDA and ROAA relative to peers, both measured for the dredging segment.

Long Term Incentive Compensation—

Aligns the interests of management, employees and our stockholders and motivates and rewards achievement of key financial and strategic objectives as well as increases in stockholder value. Also provides a retention mechanism.

Long term incentive target grant values were targeted such that total direct compensation (base salary plus target bonus plus target long term incentive grant-date fair value) is appropriate considering the same factors as outlined above for base salaries.

In 2011, long term incentive grants for executives who held corporate-wide positions (Messrs. Berger, Biemeck, and Pegg) were targeted 50% in the form of stock options, 25% in the form of restricted stock units, and 25% in the form of performance shares, while long term incentive grants to individuals with business unit responsibilities (Messrs. Simonelli and Johnson) were delivered 67% in the form of stock options and 33% in the form of restricted stock.

•   Stock options have an exercise price equal to the fair market value of our stock on the date of grant, vest in three equal annual installments, and have a ten-year term.

•   Restricted stock units generally vest three years from the grant date, subject to the executive’s continued employment. 67% of the restricted stock units granted to Mr. Berger vest after four years, as an additional retention inducement.

Compensation Component and Purpose	Description	Highlights

•   Performance shares vest three years from the grant date, subject to the executive’s continued employment, as well as our ROAA versus an index of our peers (“Relative EBITDA ROAA”).

•  In 2011, our Relative EBITDA ROAA was 1.15, which resulted in 130% of the target number of performance shares being eligible for continued vesting through 2014.

The Committee believes the three grant types appropriately balance incentives to increase our share price as well as to achieve our operating objectives, while providing an appropriate retention mechanism through multi-year vesting.

Benefits— Support business and human resources strategies that ensure delivery of equitable value to executives relative to lower level employees.

Named executive officers participate in the same benefits programs that are provided to other employees, including life and medical insurance and 401(k) matching and profit sharing.

We also sponsor a 401(k) lost benefit plan, which provides an additional bonus to certain executive officers who are unable to obtain the maximum 401(k) match and profit sharing contributions due to IRS limits.

As part of the Compensation Committee’s goal to reduce perquisites, we discontinued executive car allowances in June 2011.

2011 Governance Highlights

Our compensation program incorporates the following best practices:

•	The Compensation Committee engages an independent compensation consultant to advise on various executive compensation matters.

•

The Compensation Committee regularly reviews an analysis of the Company’s incentive compensation plans to ensure they are designed to create and maintain stockholder value and do not encourage excessive risk.

•	Much of our executive compensation is variable and linked to meeting our short term and long term financial and strategic goals and to the Company’s stock price over time.

•	The aggregate value of our named executive officer’s compensation is below the peer group median.

•	Executives with corporate-wide responsibilities have share ownership requirements expressed as a multiple of base salary to ensure long term alignment of interests and to mitigate risk.

•	We are working to phase out perquisites to executives that are not offered to all employees.

•	The Committee has adopted a recoupment policy, which requires certain compensation to be repaid to the Company if awarded as a result of misstated earnings.

•

The Company uses both absolute and relative performance measures in its incentive programs, which rewards attainment of internal Company objectives and superior performance as compared to the Company’s peer group.

•	The Company does not make tax gross-up payments under Section 280(G) of the Tax Code.

COMPENSATION PHILOSOPHY AND OBJECTIVES

The Compensation Committee believes that a significant portion of annual and long term compensation paid to our named executive officers should be closely aligned with our operating and financial performance on both a short term and long term basis. The goal of our executive compensation programs is to provide our named executive officers with compensation opportunities and benefits that are fair, reasonable and competitive in the marketplace. In addition, these programs are intended to help us recruit and retain qualified executives, and provide rewards that are linked to performance while also aligning the interests of our executive officers with those of our stockholders. Specific objectives of this philosophy are as follows:

•	To attract, motivate and retain highly experienced executives who are vital to our short and long term success, profitability and growth;

•	To achieve accountability for performance by linking annual cash awards to achievement of measurable performance objectives; and

•

To align the interests of executives and stockholders by rewarding executives for the achievement of strategic and financial goals that successfully drive our operations and thereby enhance stockholder value.

Overall, we believe our executive compensation program is designed to encourage executive officers to operate the business in a manner that enhances stockholder value in both the short and long term, includes a focus on appropriate risk/reward analysis, and is consistent with programs in place among our peers. A substantial portion of the executive’s overall compensation is tied to a comparison of adjusted actual EBITDA to adjusted budgeted EBITDA, which represents net income (loss), adjusted for net interest expense, income taxes, depreciation, amortization expense and debt extinguishment. The compensation philosophy provides for a direct relationship between compensation and the achievement of our goals and seeks to include management in upside rewards and downside risk.

In addition, we use our equity incentive plan to further align the interests of management with those of our stockholders by granting long term equity to our executives which tie the compensation of our executives to the creation of long term stockholder value. Prior to 2011, the Company granted a combination of stock options and restricted stock units to its named executive officers, which provided balance and durability to the Company’s long term incentive program and satisfied the Company’s goal of increasing retention of executives. In 2011, the Compensation Committee decided to add performance shares to the long term incentive program for three of our named executive officers. Performance shares are grants of share units that vest based on the achievement of performance goals, in addition to continued employment. Performance shares allow the Company to create more effective performance incentives and to enhance the financial efficiency of the overall compensation program. The performance shares vest based on the Company’s EBITDA return on assets, as compared to its peer group. EBITDA return on assets is calculated as the Company’s EBITDA, as adjusted by the Compensation Committee for any extraordinary or non-recurring items, divided by the Company’s total assets. The Compensation Committee selected EBITDA return on assets as the appropriate measure for the performance shares because the Company operates in an asset intensive industry, and the Committee wanted to create a focus on generating an appropriate level of return on those assets. In addition, the Compensation Committee determined that the selection of only one performance measures, as opposed to a calculation based on several, would allow for simplicity and ease of understanding for both our executives and our stockholders.

COMPENSATION PROCESS

Our annual compensation review is undertaken at the direction and under the supervision of the Compensation Committee. Other than our Chief Executive Officer and our President and Chief Financial Officer, no executive officers are involved in making recommendations for executive officer compensation. Officers are typically not involved in determining director compensation. Our Chief Executive Officer and our Chief Financial Officer are not involved in recommending or setting their own compensation levels.

In the first quarter of each year, typically in January, the Compensation Committee begins reviewing our Chief Executive Officer’s recommendations and our historical pay and company performance information. As part of this process, the Compensation Committee reviews a comprehensive overview of the aggregate value of the total compensation and benefits provided to executive officers. Following the review process, the Compensation Committee determines each senior executive’s annual base salary for the new fiscal year and the annual bonus for the prior fiscal year. The Compensation Committee also approves the goals for our Annual Bonus Plan for the upcoming year for our Chief Executive Officer and the other named executive officers prior to the end of the first quarter. The determination of budgeted EBITDA, one of the goals upon which our Annual Bonus Plan is premised, is made by the Board in January and then considered and adopted by the independent members of the Compensation Committee as the performance goal used in connection with the 2011 Annual Bonus Plan goals.

In the second quarter of the year, typically in May, the Compensation Committee considers the value of long term equity incentives, if any, that are to be awarded to our executive officers and other employees. Such incentives are awarded pursuant to the 2007 Plan and, in the past, have taken the form of stock options, restricted stock units and performance shares. It is the Compensation Committee’s policy to authorize and grant equity awards as of the date of the Compensation Committee meeting at which such awards are approved by the independent, non-management directors who serve on the Compensation Committee, based upon the fair market value of our common stock as of the date of the award. In connection with these grants, the Compensation Committee determined the value of the award to be made to each recipient thereof and determined the terms and conditions of the awards including the applicable vesting criteria. For additional detail on these grants, refer to “Long Term Incentive Awards” on page 44.

Periodically throughout the year, the Compensation Committee may discuss, as appropriate, the philosophy for the overall compensation packages, and decide whether changes should be made in the components of the package and/or the mix of the package or whether special awards are appropriate or desirable. Based on the Compensation Committee’s analysis and work with independent compensation consultants, several changes were made to overall executive compensation, as discussed further below.

Role of Compensation Consultants

Since November 2010, our Compensation Committee has engaged the services of Frederic W. Cook & Co., Inc. (“Cook”) as an independent compensation consultant to advise the Compensation Committee on the reasonableness of compensation levels and on the appropriateness of the Company’s executive compensation program structure in supporting the Company’s business objectives. Cook was engaged by and reports directly to the Compensation Committee and works with management under the direction of the Compensation Committee. Cook does not perform any other services for the Company.

Since engagement, Cook conducted a comprehensive review of the design and structure of our executive compensation programs. The review process included interviews with certain members of our management and the Board to obtain a clear understanding of the Company’s business objectives and the implications of those objectives on compensation strategy. In 2011, the Compensation Committee worked with Cook on a number of matters, including but not limited to the following:

•	performing a competitive analysis of executive compensation levels for our named executive officers versus executives at companies in our peer group;

•	reviewing and providing recommendations regarding incentive program design practices;

•	examining the group of participants to whom long term incentives are granted;

•	analyzing chairman compensation among our peer group;

•	reviewing levels of share usage, fair value transfer and potential dilution; and

•	providing analytical materials and summaries for Compensation Committee meetings.

A key aspect of Cook’s work was the determination of the companies which comprise our peer group for comparative purposes. Construction of an appropriate peer group was challenging because there are no direct industry competitors that are public and of similar size, and other similar companies have varying fiscal years.

To develop the peer group, Cook used the following criteria:

•

Companies in the following S&P Global Industry Classification System (GICS) Industries and Sub-Industries, which include asset-intensive companies that provide large infrastructure and engineering services:

Industries		Sub-Industries
101010	Energy Equipment & Services	10101020	Oil & Gas Equipment & Services
201030	Construction & Engineering	20103010	Construction & Engineering
202010	Commercial Services & Supplies	20201050	Environmental & Facilities Services

•	The resulting companies’ trailing four quarters revenues were examined to see if the results were between 1/3 and three times the Company’s trailing four quarters revenues.

•	The resulting companies were then further screened on a qualitative basis to include those in the most similar industries to the Company. The resulting peer group consisted of the following companies:

Aegion Corporation (f/k/a Insituform Tech.)	MasTec Inc.	Primoris Services
Dycom Industries Inc.	Michael Baker Corp.	Sterling Construction
Global Industries LTD	MYR Group	Team Inc.
Granite Construction Inc.	Orion Marine Group	Tetra Tech
Layne Christensen	Pike Electric Corp.	Willbros Group Inc.
Matrix Service Company

As described below under “Long Term Incentive Awards,” the Company also uses a subset of the above-listed peers when measuring relative performance, upon which annual bonuses and performance shares are and/or will be dependent.

Based on Cook’s competitive analysis of executive compensation levels, the Compensation Committee made the following changes to the components of executive compensation:

•

In 2011, base salaries were increased for all of the named executive officers by a range of 5.3% to 20.6% over 2010 base salaries, based on an analysis of compensation to our peers, increases based on greater roles and responsibilities, and the elimination of certain perquisites.

•

In 2011, performance shares, which included specific goals and requirements, were introduced as part of the long term incentive program for the named executive officers who held corporate-wide positions.

•	Effective for 2012, our annual incentive program design was changed to include both absolute and relative performance measures.

ELEMENTS OF COMPENSATION

Our compensation and benefits package for named executive officers consists of base salary, an annual bonus opportunity, long term incentive awards and certain other Company programs. Each component is designed to contribute to a total compensation package that is competitive and appropriately performance-based, and to create incentives for our named executive officers that coincide with our goals and objectives. In determining the total compensation of the named executive officers, the Compensation Committee considers our operating and financial performance as a whole, as well as each executive’s execution of his or her responsibilities associated with each of his or her respective positions. The Compensation Committee believes that named executive officer compensation should include a significant company performance-based component. The table below illustrates how the primary components of target executive compensation (base salary, annual cash incentive target opportunity and long term equity incentive target opportunity) were allocated in 2011.

Base Salary.    We seek to maintain base salaries that are competitive with the marketplace to allow us to attract and retain executive talent without incurring excessive fixed costs. Accordingly, we consider a variety of factors such as market median of similar positions in our peer group, skills and experience, responsibilities required of the executives in their roles, knowledge, importance of the position to the Company and the difficulty of replacement.

Effective January 1, 2011 our named executive officers received salary increases from a range of 5.3% to 20.6% over 2010 base salaries. Decisions regarding individual salary levels were based upon a review of multiple criteria including the peer group market data and the advice of our independent compensation consultant. Additional information regarding individual salary increases are noted below.

Name	FY 2010 Annual Salary		FY 2011 Annual Salary	% Increase over 2010
Jonathan W. Berger(1)(2)		$475,000	$500,000	5.3%
Bruce J. Biemeck(1)(3)		$450,000	$475,000	5.6%
David E. Simonelli(1)(4)		$300,000	$327,000	9.0%
Kyle D. Johnson(5)		$178,500	$215,200	20.6%
Stephen E. Pegg(6)	$	N/A	$235,000	N/A %

(1)	Messrs. Berger and Biemeck began employment with the Company as of September 2010. The salary figures listed are the executives’ annualized salaries for 2010, as opposed to actual base salary paid in 2010. Mr. Simonelli was promoted to President of Dredging Operations in April 2010. The salary figure listed for 2010 is inclusive of the increased compensation received in connection with the promotion, on an annualized basis.

(2)	A comparison of Mr. Berger’s base salary to that of peer company CEOs revealed that his 2010 salary was in the lowest quartile. As a result, the Compensation Committee believed that an increase in 2011 was appropriate in order to maintain competitive salary levels for the position. Mr. Berger did not receive a salary increase in 2012.

(3)	Mr. Biemeck’s 2011 base salary was increased primarily as a reflection of the increased role and responsibilities he has been asked to assume as compared to the roles and responsibilities of the second highest paid officer at other peer companies. Mr. Biemeck did not receive a salary increase in 2012.

(4)	Mr. Simonelli received a mid-year salary increase in 2010 as a result of his promotion to President of Dredging Operations. Mr. Simonelli’s salary is competitive with salaries of the third highest paid executive at peer companies. In 2011, Mr. Simonelli was granted a 5% increase in base salary. In addition, the automobile allowance previously awarded to Mr. Simonelli was eliminated, and his salary was increased by an additional 4%. Mr. Simonelli did not receive a salary increase in 2012.

(5)	As a result of the management reorganization in 2010, Mr. Johnson’s duties were substantially increased between 2010 and 2011. The Compensation Committee increased Mr. Johnson’s salary in 2011 to reflect the expansion of his roles and responsibilities. In addition, the automobile allowance previously awarded to Mr. Johnson as a perquisite was eliminated and included in his base salary.

(6)	Mr. Pegg was not an employee of the Company in 2010.

Annual Bonus Incentive.    The Company’s annual bonus incentive program is designed to be supportive of the Company’s short-term operating objectives and to maintain a reasonable competitive position for target bonus opportunities.

2011 Annual Bonus Plan.    In 2011, we maintained an Annual Bonus Plan, or Bonus Plan, pursuant to which senior management employees were eligible to receive annual bonuses equal to a percentage of their annual salary with actual payouts determined based upon our achievement of a budgeted Adjusted EBITDA attributable to our dredging segment. The Compensation Committee periodically reviews the

Bonus Plan to ensure that it continues to provide an appropriate short-term incentive to our named executive officers. In January 2011, the Board of Directors set $85.5 million as 2011 budgeted Adjusted EBITDA attributable to our dredging segment, and the Compensation Committee set that as our Bonus Plan target objective for 2011.

Historically, dredging Adjusted EBITDA, a non-GAAP financial measure, has been helpful in assessing and highlighting trends in the overall performance of our dredging business, because it is a transparent measure of our operating performance. During 2011, however, the Compensation Committee determined that measuring performance for Messrs. Berger, Biemeck and Pegg on the basis of dredging Adjusted EBITDA was not a fair measure because these named executives are responsible for, and exert influence over, the Company’s performance as a whole, including both the dredging and demolition segments. As described below under “2012 Annual Bonus Plan,” for 2012, the Compensation Committee approved certain changes to the annual bonus plan to further link the annual bonus program with the named executive officers’ areas of responsibilities.

The Compensation Committee retains discretion to adjust each of the performance measures in order to assure that the intents and purposes of the Bonus Plan are effectuated. Reasons for adjustments could include the effects of unanticipated events that, unless excluded, would be inconsistent with the alignment of the interests of named executive officers with those of our stockholders and to provide financial incentives to named executive officers to effectively implement our business plan and goals. In 2011, for employees in the dredging segment including two of our named executive officers, the Compensation Committee exercised discretion to exclude from actual dredging Adjusted EBITDA gains on the sale of real property in Texas because the asset had not been actively used as part of the operations of the Company and savings on initiatives from a new insurance program executed by the corporate office. As a result, actual dredging Adjusted EBITDA was calculated as $81.9 million, or 96% of target, for those employees. For two of our named executive officers, Messrs. Berger and Biemeck, the Compensation Committee did not exercise any discretion to adjust the calculation of actual Adjusted EBITDA because a strategic goal for these executives was expense capital and asset management, and more particularly, the divestiture of underperforming or underutilized assets. Accordingly, Adjusted Actual EBITDA was calculated as $90.3 million, or 105.6% of target, for Messrs. Berger and Biemeck.

The following table identifies the annual cash bonus incentive opportunities with respect to 2011 for our named executive officers based on the level of dredging Adjusted EBITDA actually achieved as a percentage of the 2011 adjusted budgeted dredging Adjusted EBITDA:

Actual Dredging Adjusted EBITDA Performance (as a % of Budgeted EBITDA)	Bonus Award Opportunity— (as a % of Base Salary) CEO and COO	Bonus Award Opportunity— (as a % of Base Salary) PDO and SVPs
=90%	35%	23.75%
100%	70%	47.5%
=120%	140%	95%

The bonus pool is interpolated for achievement between 90% and 120% of budgeted EBITDA.

On January 1, 2011, our former bonus plan was renamed the Annual Bonus Plan and amended to allow for annual bonus incentives to be paid in both cash and stock, issued pursuant to the terms of the Company’s long term incentive plan. Both Mr. Berger and Mr. Biemeck received half of their respective annual bonuses in shares of the Company’s stock per the terms of their employment agreements.

Decisions regarding actual individual incentive awards were based upon individual target opportunity and a qualitative evaluation of the executive’s individual contribution to overall company performance, including the following:

•

Messrs. Berger and Biemeck earned actual bonuses greater than target based on the calculation of Adjusted Actual EBITDA for the dredging segment, including the gain on sale of underutilized real estate. In addition, Messrs. Berger and Biemeck successfully attained several key non-financial goals, as discussed above in 2011 Business Highlights. Mr. Berger’s bonus also reflected his accomplishments in 2011 with respect to the development of a Company-wide strategic plan, the expansion of the Company’s business development efforts and the attainment of capital management objectives while Mr. Biemeck’s bonus also reflected his accomplishments in 2011 with respect to refinancing of the Company’s long term notes, his role in capital management, and the attainment of insurance savings in our risk management program.

•

Mr. Simonelli successfully executed on the Company’s plan to expand operations internationally by revitalizing operations in the Middle East as well as to expand to new geographic locations including Brazil and Australia. Indeed, Mr. Simonelli was instrumental in obtaining the Wheatstone LNG project in Onslow, Australia, which is scheduled to begin in 2012. Mr. Simonelli also succeeded in expanding the dredging division’s line of services as exemplified by the formation of TerraSea Environmental Solutions, a joint venture in which the Company owns 50%. Mr. Simonelli’s incentive award was determined from the Actual Dredging Adjusted EBITDA as compared to the Budgeted EBITDA.

•

Mr. Johnson’s accomplishments in 2011 include successful leveraging of assets, equipment and personnel between the dredging division and the demolition division, as evidenced by the successful I-10 bridge demolition project in Louisiana. Mr. Johnson also contributed to the successful reorganization of NASDI and successfully resolved several outstanding contractual claims on dredging projects. Mr. Johnson’s incentive award was determined from the Actual Dredging Adjusted EBITDA as compared to the Budgeted EBITDA.

•

Mr. Pegg spearheaded the transition following the management changeover in the Company’s demolition segment, serving as Interim President of the demolition segment from March 2011 until August 2011. Mr. Pegg also contributed greatly to the acquisition and integration of the Matteson rivers and lakes division into the dredging segment. The operational and financial turnaround at the demolition segment and the rivers and lakes division from the first half of the year to the second half of the year contributed significantly to the Company’s strong 2011 earnings.

The table below provides a summary of target individual incentive award opportunities for each of our named executive officers as compared to actual individual incentive awards.

Name	Target Award Opportunity (FY 2011)	Actual Award (FY 2011)	% of Target Opportunity Earned (FY 2011)	Actual Award (FY 2010)		% of Actual Award 2011 compared to 2010
Jonathan W. Berger(1)	$350,000	$450,000	129%		$—	N/A	%
Bruce J. Biemeck(1)	$332,500	$427,500	129%		$—	N/A	%
David E. Simonelli	$155,325	$120,000	77%		$285,000	42%
Kyle D. Johnson	$102,220	$81,000	79%		$169,575	48%
Stephen E. Pegg	$94,000	$100,000	106%	$	N/A	N/A	%

(1)	Messrs. Berger and Biemeck did not participate in the incentive award plan in fiscal year 2010 because they were not employed by the Company until September 7, 2010. Instead, Messrs. Berger and Biemeck received guaranteed bonuses of $250,000, (of which half was paid in cash and half paid in company stock), each pursuant to the terms of their employment agreements.

Although the Company generally does not provide any bonuses to our executive officers outside of the Annual Bonus Plan, in extraordinary circumstances, the Compensation Committee retains the discretion to grant bonuses to our executive officers if an executive officer is not eligible to participate in the Annual Bonus Plan or if we believe that the Annual Bonus Plan does not provide adequate incentive compensation to an executive officer. For the extraordinary turnaround of the demolition segment in 2011, the Compensation Committee granted a discretionary bonus to Messrs. Berger and Biemeck of $55,000 and $42,500, respectively. The Compensation Committee did not believe that Messrs. Berger and Biemeck were adequately compensated for the extraordinary results obtained in the demolition segment from a financial, operational, and organizational perspective because, pursuant to the Annual Bonus Plan, Messrs. Berger and Biemeck’s 2011 incentive compensation was based solely on financial results attributable to the dredging segment. Per the terms of Messrs. Berger and Biemeck’s employment agreements, they received half of their respective discretionary bonuses in shares of the Company’s stock.

2012 Annual Bonus Plan.    During 2011, the Compensation Committee worked with Cook to develop a new Annual Bonus Plan, designed to better align management goals with stockholder interests. During the process, the Compensation Committee also considered the views of senior management in designing a program that would motivate employees and would be consistent with the strategic short and long term goals of the Company. As a result, on January 10, 2012, the Compensation Committee approved a second amended and restated Annual Bonus Plan, effective as of January 1, 2012. Beginning in 2012, certain employees, including each of the Company’s named executive officers, have the opportunity to earn an annual bonus based on some or all of the following performance measures: earnings before interest, taxes, depreciation and amortization, adjusted for certain other items (“Adjusted EBITDA”); relative return on average assets (“ROAA”); and relative return on capital (“ROC”).

Messrs. Berger, Biemeck and Pegg (collectively, the “Corporate Executives”) will participate in the “Executive Leadership Performance Bonus Program” of the Annual Bonus Plan. Performance measures for the Executive Leadership Performance Bonus Program will be calculated based on the financial results of the Company as a whole. These three individuals were selected for inclusion in this program because all three of the Corporate Executives have responsibility for the performance of both the dredging and demolition segments, influence investment decisions and have the greatest ability to impact the chosen performance measures. Presently, there are no other individuals participating in the Executive Leadership

Performance Bonus Program. Beginning in 2012, bonuses under the Executive Leadership Performance Bonus Program will be in the form of performance awards under the 2007 Long Term Incentive Plan.

Our President of Dredging Operations, David E. Simonelli, and Senior Vice Presidents in the dredging segment, including Kyle D. Johnson, (collectively, the “Dredging Executives”), will participate in the “Performance Bonus Program” of the Annual Bonus Plan. Performance measures for the Performance Bonus Program will be calculated based solely on the financial results of the dredging segment. Any bonus allocated to the Dredging Executives will be taken from a bonus pool for all participants eligible for the Performance Bonus Program. The bonus pool is expressed as the aggregate amount of the target bonuses of all participants in the Performance Bonus Program, multiplied by a performance factor ranging from 0-200%, based on the attainment of the applicable performance measures.

Long Term Incentive Awards.    Long term equity incentive awards are equity awards designed to attract and retain executives, and to strengthen the link between compensation and increased stockholder value. The Board believes that equity awards align the interests of management, employees and our stockholders and motivate and reward achievement of key financial and strategic objectives as well as increases in stockholder value. Long term equity awards are granted in the Compensation Committee’s discretion and may be made under the 2007 Plan in various forms, including restricted stock units, performance shares and/or stock options. The goal of stock options is generally to focus executives on increasing stockholder value through stock price appreciation, and therefore we have emphasized stock options in our grants to named executive officers. Restricted stock units are meant to encourage executive retention and align the interests of management with those of our stockholders while providing a vehicle that complements the attributes of stock options. In 2011, the Company also granted performance shares to the named executive officers responsible for corporate-wide performance, which are intended to provide an additional measure of pay for performance, other than the historical Adjusted EBITDA measure. The Compensation Committee targets a level of long term incentives that results in total direct compensation (base salary plus target bonus plus target long term incentives) that is appropriate given the factors outlined above.

The Compensation Committee and management regularly monitor the environment in which we operate, and make changes to our equity program to help us meet our goals, including achieving long term stockholder value and attracting, motivating and retaining top talent. The Compensation Committee considers it important to retain a balance between awards that provide incentive value, such as options and performance shares, and awards that provide more retention value, such as time-based restricted stock units. In considering whether to grant restricted stock units, stock options, other types of awards, or a combination of awards, the Compensation Committee reviews our overall performance for the prior year, the executives’ level of responsibility, historical award data, compensation practices at peer companies, the value of awards already held by named executive officers and other relevant data.

In June 2011, the Compensation Committee granted long term equity incentive awards of stock options, restricted stock units and performance shares. Further details regarding the equity grants are as follows:

•

Time-Based Stock Option Awards.    Approximately 50% of Messrs. Berger, Biemeck, and Pegg’s total long term incentive grant value and approximately 67% of Messrs. Simonelli and Johnson’s total long term incentive grant value for 2011 was awarded in the form of stock options.

•

Restricted Stock Units.    Approximately 25% of Messrs. Berger, Biemeck, and Pegg’s total long term incentive grant value and approximately 33% of Messrs. Simonelli and Johnson’s total long term incentive grant value for 2011 was awarded in the form of restricted stock units. In addition, Mr. Berger received an additional Restricted Stock Award of $250,000 in restricted stock units after comparison of Mr. Berger’s base salary to that of peer company CEOs revealed that his 2010 salary was in the lowest quartile. The additional award, which vests to the 50th percentile, provide greater retention and better aligns his compensation with stockholder value.

•

Performance Shares.    Approximately 25% of Messrs. Berger, Biemeck, and Pegg’s total long term incentive grant value for 2011 was awarded in the form of performance shares. The value is converted to a number of target performance shares based on the closing price of our common stock on the grant date, and assuming a 1.00 Relative EBITDA ROAA, as defined above. The Compensation Committee selected Messrs. Berger, Biemeck and Pegg’ as the appropriate individuals to receive performance shares because each of these individuals has primary responsibility for corporate performance as a whole, as opposed to primary responsibility for an individual operations segment.

The number of performance shares which remain eligible to vest based on the Relative EBITDA ROAA performance during 2011 is set forth in the following table:

Relative EBITDA ROAA	Performance Shares Remaining Eligible to Vest
Less than 0.75	0
.75	50% of the Target Performance Shares
1.00	100% of Target Performance Shares
1.25	150% of Target Performance Shares
1.75 or greater	200% of Target Performance Shares

To the extent Relative EBITDA ROAA falls between the performance goals set forth above, the performance shares remaining eligible to vest were determined by linear interpolation (rounded to the nearest whole performance shares).

The peer group used for calculation of the Relative EBITDA ROAA includes the following companies:

Aegion Corporation (f/k/a Insituform Tech.)	MYR Group
Dycom Industries Inc.	Orion Marine Group
Global Industries LTD	Pike Electric Corp.
Granite Construction Inc.	Primoris Services
Layne Christensen	Sterling Construction
Matrix Service Company	Team Inc.
MasTec Inc.	Willbros Group Inc.

The above-listed companies comprise a subset of the peer group used for the independent compensation consultant’s market comparison of executive compensation. Michael Baker Corporation and Tetra Tech were removed from the peer group for purposes of the Relative EBITDA ROAA calculation because the Compensation Committee determined that these companies were not sufficiently capital-intensive to form a fair comparison for purposes of measuring return on assets.

The named executive officers were granted a mix of stock options, restricted stock awards and performance shares (as applicable) with total grants and grant-date fair value for the year as follows:

Name	Stock Options		Restricted Stock Units		Target Number of Performance Shares(1)
	# of Options	Grant Date Fair Value	# of Shares	Fair Value	# of Shares	Fair Value	Total Target LTI Value
Jonathan W. Berger	114,401	$255,995	70,356	$374,997	23,452	$124,999	$750,000
Bruce J. Biemeck	91,521	$204,796	18,762	$100,001	18,762	$100,001	$400,000
David E. Simonelli	67,115	$150,183	13,759	$73,335	N/A	N/A	$220,000
Kyle D. Johnson	25,931	$58,026	5,316	$28,334	N/A	N/A	$85,000
Stephen E. Pegg(2)	20,592	$46,079	4,221	$22,498	4,221	$22,498	$90,000

(1)	Relative EBITDA ROAA for purposes of the performance share allocation was determined to be 1.15. Consequently, Messrs. Berger, Biemeck and Pegg were each granted 130% of the target performance shares which will continue to vest, or 30,488, 24,391 and 5,487 shares respectively. The remaining eligible performance shares were forfeited. As a result, total actual long term incentive value received by Messrs. Berger, Biemeck and Pegg was $793,494, $434,800 and $97,823, respectively.

(2)	Mr. Pegg was granted an additional 15,000 restricted stock units on March 7, 2011 per the terms of his executive employment agreement with the Company. Half of these shares vested on March 7, 2012 and the remaining shares vest on March 7, 2013. This grant was in addition to 4,221 restricted stock units that were granted to Mr. Pegg in June 2011 as part of the long term incentive program.

Other Programs.    The Company believes in adopting other benefit programs that are supportive of business and human resource strategies and that ensure delivery of equitable value to executives relative to lower level employees. The Company strives to avoid programs that provide enhanced benefits to named executives that are not available to lower level employees or that do not support an identifiable business objective and is working to phase out programs that provide unequal benefits.

Accordingly, the named executive officers participate in the same benefits programs that are provided to other employees, including life and medical insurance and 401(k) matching and profit sharing. Our 401(k) plan provides that we will match, dollar for dollar, up to 6% of an employee’s salary and bonus that is contributed to his or her 401(k) account. We also sponsor a 401(k) lost benefit plan for some of our employees, including Messrs. Simonelli and Johnson, which provides an additional bonus to employees who are unable to obtain the maximum tax-deferred benefits allowed by our 401(k) plan due to IRS limits under Sections 402(g)(3) and 415(c)(1)(A) of the Tax Code. The 401(k) lost benefit plan provides additional compensation to make up for the lost tax benefit and Company match on the difference of 6% of the executive’s salary and bonus over the maximum contribution allowed by the IRS elective deferral limits. This amount is then grossed up for taxes and paid as cash compensation to the employee. Messrs. Berger and Biemeck are not eligible to participate in the 401(k) lost benefit plan, per the terms of their respective employment agreements.

We also may provide a profit share contribution to an employee’s 401(k) account as a percentage (between 0% and 10%) of the employee’s salary. However, the IRS limits the total annual contribution for an employee into a qualified plan. This amount was $50,000 for 2011. For certain officers, including Messrs. Simonelli, Johnson and Pegg, we provide additional compensation to make up for the lost profit sharing amount which cannot be contributed because the officer has hit the maximum annual contribution amount allowed by the IRS limitations. This amount is also grossed up for taxes and paid as cash to the executive.

The Compensation Committee is working to phase out perquisites that are not market and that are not available to all employees. Some of our named executive officers, including Messrs. Simonelli, Johnson and Karas, were previously provided a car allowance. As part of the Compensation Committees’ goal to reduce perquisites, the car allowances were discontinued in June 2011 and equivalent amounts were rolled into the respective employee’s base salary.

We do not sponsor any defined benefit plans or deferred compensation plans.

Post-Employment Compensation.    Each of our named executive officers, as well as other key employees, has an employment agreement which entitles them to severance benefits depending upon the circumstances of resignation or termination. In the event of termination related to a change in control, each named executive officer will receive 1.25 to 1.5 times his respective base salary and pro rata bonus. The Board and the Compensation Committee believe that retention of key personnel is an important goal, and employment agreements are one vehicle for retaining top talent. Our Board believes the agreements are in our best interest and the best interest of our stockholders, particularly in the context of any potential transaction. The Compensation Committee believes that the severance benefits agreed to in the case of these termination events are reasonable in light of the potential value delivered to stockholders in return. See “Potential Payments Upon Termination or Change in Control” below.

Compensation Paid to New Named Executive Officer

Mr. Stephen E. Pegg began employment with the Company in March 2011 as Senior Vice President of Business Development. The decision regarding Mr. Pegg’s salary was based upon the following factors: the market for senior officers in business development departments, Mr. Pegg’s skills and experience, responsibilities required of the Mr. Pegg in the roles, Mr. Pegg’s prior knowledge and experience with the Company, and the base salary earned by Mr. Pegg at his last employer. Decisions regarding Mr. Pegg’s target annual bonus incentive and target long term incentive award were made based on the competitive market for senior officers in business development departments, and the role and responsibilities of Mr. Pegg as compared to other senior executives in the Company. Because Mr. Pegg’s responsibilities are for corporate-wide performance as opposed to a specific division of the Company, Mr. Pegg received performance shares as part of his long term incentive award package.

Share Ownership Requirements

To further align management and stockholder interests, each of our named executive officers with corporate-wide responsibilities has a share ownership requirement in his employment agreement. The required ownership levels are expressed as a multiple of salary, as summarized in the table below:

Name	Position	Ownership Requirement

Jonathan W. Berger	Chief Executive Officer	4.0x salary

Bruce J. Biemeck	President and Chief Financial Officer	4.0x salary

Stephen E. Pegg	Senior Vice President—Business Development	3.0x salary

All shares of common stock, vested restricted stock units and vested options count towards the ownership requirement. Vested but unexercised options are valued using the Black-Scholes model. The executives must retain all shares of Company stock received as compensation until the ownership requirement is met.

Tax Considerations

Special rules limit the deductibility of compensation paid to our named executive officers. Under Section 162(m) of the Tax Code, the annual compensation paid to our chief executive officer and our three other most highly compensated executive officers, other than our chief financial officer, will be deductible to the extent it does not exceed $1,000,000 or satisfies certain conditions set forth in Section 162(m) relating to qualifying performance-based compensation plans. To qualify as performance-based compensation, the following requirements must be satisfied: (i) the compensation must be subject to achievement of performance goals established by a committee consisting solely of two or more “outside directors,” (ii) the material terms under which the compensation is to be paid, including the performance goals, are approved by a majority of the corporation’s stockholders and (iii) except in the case of compensation that is attributable solely to the increase in the value of the stock of the Company, the committee certifies that the applicable performance goals were satisfied before payment of any performance-based compensation is made.

The Company’s intention is for Compensation Committee to consist solely of “outside directors” as defined for purposes of Section 162(m) of the Tax Code. As a result, and based on regulations issued by the U.S. Department of the Treasury, certain compensation under the 2007 Plan, such as that payable with respect to options and other performance-based awards, is not expected to be subject to the $1 million deduction limit. In connection with this year’s proxy, stockholders will be voting to approve the performance criteria in connection with the Company’s 2007 Plan.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee was an officer or employee of Great Lakes or any of our subsidiaries during fiscal 2011, or was a former officer or employee of the same, except that Mr. Weiss was Aldabra’s chief executive officer, secretary and a member of Aldabra’s board of directors from Aldabra’s inception until the completion of the Aldabra merger in December 2006. As discussed more thoroughly above in “Director Independence”, the Board does not consider Mr. Weiss’s service as an officer or director of Aldabra as affecting his independence. No interlocking relationship existed during the fiscal year ended December 31, 2011 between our Board or Compensation Committee and the board or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2011.

The Compensation Committee of the Board:

Jason G. Weiss, Chairman

Carl A. Albert

Stephen H. Bittel

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table for Year Ended December 31, 2011

The following Summary Compensation Table presents compensation information for the following five executive officers, who we refer to as our named executive officers elsewhere in this proxy statement:

Name and Principal Position	Year	Salary		Bonus		Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Compensation(3)	All Other Compensation(4)	Total
Jonathan W. Berger	2011	$500,000		$55,000	(5)	$499,996	$255,995	$450,000	$32,500	$1,793,491
Chief Executive Officer	2010	$193,452	(6)	$125,000		$217,962	$—	$—	$36,545	$572,959
Bruce J. Biemeck	2011	$475,000		$42,500	(5)	$200,002	$204,796	$427,500	$32,500	$1,382,298
President and Chief Financial Officer	2010	$188,101	(7)	$125,000		$217,962	$—	$—	$31,330	$562,393
David E. Simonelli	2011	$327,000		$—		$73,335	$150,183	$120,000	$90,243	$760,761
President of	2010	$269,568		$—		$75,998	$134,770	$285,000	$84,015	$849,351
Dredging Operations	2009	$185,000		$—		$20,273	$44,703	$175,754	$48,300	$474,030
Kyle D. Johnson	2011	$215,200		$—		$28,334	$58,026	$81,000	$47,568	$430,128
Senior Vice	2010	$178,500		$—		$20,998	$36,954	$169,575	$52,284	$458,311
President— Operations	2009	$167,500		$—		$18,355	$40,475	$159,129	$45,093	$430,552
Stephen E. Pegg	2011	$192,273		$—		$163,196	$46,079	$100,000	$30,997	$532,545
Senior Vice President— Business Development	(8)

(1)	Represents the aggregate grant date fair value for RSUs and performance shares granted in 2011. The amounts reported in this column are calculated in accordance with FASB ASC Topic 718. The amounts included for the performance shares granted during 2011 are calculated based on the probable outcome of the performance conditions for such awards. If the highest level of performance is achieved for these performance shares, the maximum value of these awards at the grant date would be as follows: Mr. Berger, $250,000, Mr. Biemeck, $200,000, and Mr. Pegg, $45,000. The assumptions used in determining the FASB ASC Topic 718 values are set forth in Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011. See the “2011 Grants of Plan Based Awards Table” on page 50 for more information regarding the RSUs and performance shares granted in 2011 to our named executive officers.

(2)	Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The grant date fair value is computed using the Black Scholes option pricing model and includes assumptions about the expected life and stock price volatility. The assumptions used in determining the FASB ASC Topic 718 values are set forth in Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011. See the “2011 Grants of Plan Based Awards Table” on page 50 for more information regarding the stock options granted in 2011 to our named executive officers.

(3)	Represents bonuses paid under the 2011 Annual Bonus Plan based upon the achievement of EBITDA-based targets. The 2011 bonuses were paid in early 2012. See “Compensation Discussion and Analysis” for further information. For Messrs. Berger and Biemeck, 50% of this amount was paid in cash and 50% in common stock of the Company per the terms of their respective employment agreements. For Mr. Pegg, 67% of this amount was paid in cash and 33% in common stock of the Company.

(4)	The dollar value of the amounts shown in this column for 2011 includes the following:

Name	401(k) Lost Benefit(a)	Profit Sharing	Matching Contributions to 401(k)	Dividend Equivalents(b)	Total
Jonathan W. Berger	$—	$17,800	$14,700	$—	$32,500
Bruce J. Biemeck	$—	$17,800	$14,700	$—	$32,500
David E. Simonelli	$56,160	$17,800	$14,700	$1,583	$90,243
Kyle D. Johnson	$16,264	$15,842	$14,700	$762	$47,568
Stephen E. Pegg	$—	$14,497	$16,500	$—	$30,997

(a)	See the description of the cash compensation for the 401(k) lost benefit plan in “Compensation Discussion and Analysis.” These amounts include $22,216 and $5,706 for Messrs. Simonelli and Johnson, respectively, related to tax reimbursements, on the 401(k) lost benefit.

(b)	Amount received by the named executive officer in the form of dividend equivalent payment on restricted stock units. In 2011, Messrs. Simonelli and Johnson received a dividend equivalent payment of $0.08 per unit for certain of the restricted stock units held by each such named executive officer.

(5)	Represents discretionary bonuses awarded to Messrs. Berger and Biemeck by the Compensation Committee. For Messrs. Berger and Biemeck, 50% of this amount was paid in cash and 50% in common stock of the Company per the terms of their respective employment agreements.

(6)	Mr. Berger was appointed Chief Executive Officer effective September 7, 2010.

(7)	Mr. Biemeck was appointed President and Chief Financial Officer effective September 7, 2010.

(8)	Prior to 2011, Mr. Pegg was not an employee or a named executive officer of the Company.

GRANTS OF PLAN-BASED AWARDS TABLE

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (3)		All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	All Other Option Awards: Number of Securities Underlying Options(#) (5)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Options (#)(2)
		Threshold ($)(1)	Target ($)	Maximum ($)	Target (#)	Maximum (#)
Jonathan W. Berger	January 1, 2011	175,000	350,000	700,000
Options	June 27, 2011							114,401	$5.33	$255,995
Restricted Stock Units	June 27, 2011						70,356			$374,997
Performance Shares	June 27, 2011				23,452	46,904				$124,999
Bruce J. Biemeck	January 1, 2011	112,813	225,625	451,250
Options	June 27, 2011							91,521	$5.33	$204,796
Restricted Stock Units	June 27, 2011						18,762			$100,001
Performance Shares	June 27, 2011				18,762	37,524				$100,001
David E. Simonelli	January 1, 2011	76,238	152,475	304,950
Options	June 27, 2011							67,115	$5.33	$150,183
Restricted Stock Units	June 27, 2011						13,759			$73,335
Kyle D. Johnson	January 1, 2011	48,711	97,423	194,845
Options	June 27, 2011							25,931	$5.33	$58,026
Restricted Stock Units	June 27, 2011						5,316			$28,334
Stephen E. Pegg	January 1, 2011	45,665	91,330	182,659
Restricted Stock Units	March 7, 2011						15,000			$118,200
Options	June 27, 2011							20,592	$5.33	$46,709
Restricted Stock Units	June 27, 2011						4,221			$22,498
Performance Shares	June 27, 2011				4,221	8,442				$22,498

(1)

As described above, bonus awards under the Bonus Plan are based on the achievement of budgeted dredging EBITDA. Under the Bonus Plan, the executive is not eligible to receive a bonus until 90% of the budgeted dredging EBITDA is reached. See “Compensation Discussion and Analysis—Components of Total Compensation—Annual Bonus Incentive” for further information regarding the 2011 Bonus Plan. For Messrs. Berger and Biemeck, 50% of this amount was paid in cash and 50% in common stock of the Company per the terms of their respective employment agreements.

(2)	Represents the grant date fair value of the awards computed in accordance with FASB ASC Topic 718. The amounts included in this column for the Performance Shares granted during 2011 are calculated based on the probable satisfaction of the performance conditions for such awards. The assumptions used in determining the FASB ASC Topic 718 values are set forth in Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011.

(3)	Represents the target and maximum payable under Performance Shares based upon EBITDA Return on Average Assets. See “Compensation Discussion and Analysis -Components of Total Compensation-Long Term Incentive Awards” for further information regarding Performance Shares. At year-end 115% of target was ultimately achieved and 30,488, 24,391 and 5,487 Performance Shares were paid out to Messrs. Berger, Biemeck and Pegg, respectively. As Performance Shares payouts may range from zero to the maximum listed in the table, we have omitted the “Threshold” column.

(4)	Represents time-based RSUs described under “Compensation Discussion and Analysis-Components of Total Compensation-Long Term Incentive Awards.” RSUs typically vest in one installment on the third anniversary of the grant. For Mr. Berger, 23,452 RSUs granted in 2011 vest in one installment on the third anniversary of the grant and 46,904 RSUs granted in 2011 vest in one installment on the fourth anniversary of the grant. For Mr. Pegg, the 15,000 RSUs granted on March 7, 2011 vest in two equal installments on the first and second anniversary of the grant.

(5)	Represents time-based stock option awards described under “Compensation Discussion and Analysis-Components of Total Compensation-Long Term Incentive Awards.” Options vest in three installments on the first, second and third anniversary of the grant.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2011

The following table presents information concerning equity awards made to our named executive officers under our 2007 Long Term Incentive Plan that had not vested as of December 31, 2011.

Name	Options Award					Stock Awards
	Number of Securities Underlying Unexercised Options (#) (Exercisable)	Number of Securities Underlying Unexercised Options (#) (Unexercisable)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Jonathan W. Berger		114,401	(2)	5.33	June 27, 2021	100,844	(3)	560,693
Bruce J. Biemeck		91,521	(2)	5.33	June 27, 2021	43,153	(4)	239,931
David E. Simonelli	13,115			5.41	May 20, 2018
	15,994	7,997	(5)	3.82	May 13, 2019	5,307	(6)	29,507
	17,687	35,372	(7)	5.70	May 27, 2020	13,333	(8)	74,131
		67,115	(2)	5.33	June 27, 2021	13,759	(4)	76,500
Kyle D. Johnson	11,910			5.41	May 20, 2018
	14,482	7,240	(5)	3.82	May 13, 2019	4,805	(6)	26,716
	4,850	9,699	(7)	5.70	May 27, 2020	3,684	(8)	20,483
		25,931	(2)	5.33	June 27, 2021	5,316	(4)	29,557
Stephen E. Pegg		20,592	(2)	5.33	June 27, 2021	24,708	(9)	137,376

(1)	Based on the closing price of our common stock of $5.56 on December 30, 2011, as reported on the NASDAQ Global Market.

(2)	Options vest in three equal installments on June 27, 2012, June 27, 2013 and June 27, 2014.

(3)	53,940 RSUs vest on June 27, 2014 and 46,904 RSUs vest on June 27, 2015.

(4)	Restricted stock units vest on June 27, 2014.

(5)	Options vest on May 13, 2012.

(6)	Restricted stock units vest on May 13, 2012.

(7)	Options vest in two equal installments on May 27, 2012 and May 27, 2013.

(8)	Restricted stock units vest on May 27, 2013.

(9)	7,500 RSUs vest on March 7, 2012, 7,500 RSUs vest on March 7, 2013 and 9,708 RSUs vest on June 27, 2014.

OPTION EXERCISES AND STOCK VESTED TABLE

The following table presents information concerning equity awards made to our named executive officers under our 2007 Long Term Incentive Plan that vested during 2011 and the dollar amounts realized upon vesting.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Jonathan W. Berger	—	—	—	—
Bruce J. Biemeck	—	—	—	—
David E. Simonelli	—	—	5,388	34,537
Kyle D. Johnson	—	—	4,893	31,364
Stephen E. Pegg	—	—	—	—

(1)	Amounts were determined by multiplying the number of shares acquired on vesting by the closing price on the day of vesting.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Overview

This section describes the benefits payable to three of our named executive officers as set forth in their employment agreements in two circumstances:

•	Change in control

•	Termination of employment

Change in Control. For purposes of the employment agreements with our named executive officers, our “Change in Control” is generally defined as the occurrence of one or more of the following:

•	Acquisition by a person or entity of 30% or more of the outstanding voting securities of the Company, with certain exceptions;

•	An unapproved change in a majority of the Board members;

•	Certain corporate restructurings, including certain reorganizations, mergers and asset dispositions; or

•	Approval by our stockholders of our complete liquidation or dissolution.

A Change in Control will not be deemed to have occurred under the Company’s employment agreements and compensation plans with respect to the named executive officer, if the named executive officer is part of a purchasing group that consummates the Change in Control transaction.

If within 18 months (for Messrs. Berger or Biemeck) or 15 months (for Mr. Pegg) of a change in control, we terminate the employment of the named executive officer other than for Cause, we will pay the named executive officer the cash payments set forth in the table below. In addition, the named executive officers are also entitled to continued coverage under our medical and dental plans for up to 24 months following the termination date and will receive 18 months vesting credit for unvested equity awards.

Termination of Employment. The employment agreements also provide for termination of employment unrelated to a change in control (as defined above) if the executive voluntarily resigns or is terminated with or without cause. The term “cause” means: (a) a material breach by the executive of the noncompetition and confidentiality provisions of the employment agreement; (b) the commission of a criminal act by the executive against us, including, but not limited to, fraud, embezzlement or theft; (c) the conviction, plea of no contest or nolo contendere, deferred adjudication or unadjudicated probation for any felony or any crime involving moral turpitude; or (d) the executive’s failure or refusal to carry out, or comply with, any lawful directive of our Board of Directors consistent with the terms of the employment agreement which is not remedied within 30 days after receipt of notice from us.

If the executive voluntarily resigns, he shall not be entitled to any additional compensation or benefits after the resignation date. If the executive voluntarily resigns due to a material diminution of the executive’s authority, duties or responsibilities (“good reason”) or is terminated by the Company without cause, he shall be entitled to the cash payments set forth in the table below.

The executive is entitled to receive additional vesting credit for unvested equity awards under the 2007 Plan under the following circumstances: if the executive dies or becomes permanently disabled; or if the executive retires after a specified period of time, provided he provides the Company with twelve months advance notice of intent to retire.

The benefits payable to each named executive officer in each circumstance are contained in the provisions of that executive’s respective employment agreement. These benefits ensure that the executive is motivated primarily by the needs of the Company as a whole, and not by circumstances that are outside the ordinary course of business. In general, the executive is assured that he will receive a continued level of compensation if his employment is adversely affected by the termination of employment or a change in control of the Company.

Payment of these benefits is conditional upon the Company’s receipt of appropriate waivers and a release from all claims against the Company.

Summary of payments

The table below summarizes the benefits payable to each of Messrs. Berger, Biemeck and Pegg would be entitled to receive upon termination of their employment pursuant to the terms of their employment agreements and pursuant to Company plans and equity award agreements between such individuals and the Company. In addition, below is the estimated amount that each of Messrs. Simonelli and Johnson would be entitled to receive pursuant to Company plans and equity award agreements between such individuals and the Company. For the purpose of determining the amounts set forth below, the termination of employment or change of control is assumed to have occurred at the close of business on December 31, 2011. No benefits are payable if employment is terminated by us for cause.

Name	Benefit	Termination Without Cause or Resignation due to Good Reason	Voluntary Termination	Death or Disability	Termination Following a Change in Control
Jonathan W. Berger	Base salary	$750,000	$—	$—	$750,000
	Bonus	450,000	—	—	450,000
	Stock Options(2)	—	—	26,312	17,541
	RSUs(3)	—	—	560,693	—
	Benefits(4)	32,500	—	—	32,500
Total:		$1,232,500	$—	$587,005	$1,232,500
Bruce J. Biemeck	Base salary	$712,500	$—	$—	$712,500
	Bonus	427,500	—	—	427,500
	Stock Options(2)	—	—	21,050	14,033
	RSUs(3)	—	—	239,931	—
	Benefits(4)	55,900	—	—	55,900
Total:		$1,195,900	$—	$260,981	$1,195,900
David E. Simonelli	Base salary(1)	$251,538	$—	$—	$251,538
	Bonus	—	—	—	—
	Stock Options(2)	—	—	29,351	—
	RSUs(3)	—	—	210,096	—
	Benefits(1)	8,766	—	—	—
Total:		$260,304	$—	$239,447	$251,538
Kyle D. Johnson	Base salary(1)	$165,538	$—	$—	$165,538
	Bonus	—	—	—	—
	Stock Options(2)	—	—	18,562	—
	RSUs(3)	—	—	103,961	—
	Benefits(1)	8,766	—	—	—
Total:		$174,304	$—	$121,165	$165,538
Stephen E. Pegg	Base salary	$78,333	$—	$—	$293,750
	Bonus	100,000	—	—	100,000
	Stock Options(2)	—	—	4,736	3,157
	RSUs(3)	—	—	137,376	83,400
	Benefits(4)	43,420	—	—	43,420
Total:		$221,753	$—	$142,112	$520,570

(1)	Messrs. Simonelli and Johnson would be entitled to severance compensation if the executive is terminated by us other than for cause or as a result of death or permanent disability. Severance payments are based on years of service. Based on their years of service, each of Messrs. Simonelli and Johnson would receive 40 weeks of severance and the continuation of health care benefits for 27 weeks. Payments would be made by us on a semi-monthly basis.

(2)	Represents the value of unvested stock options calculated by multiplying the number of shares underlying such options by the difference between the $5.56 per share closing price of our stock on the NASDAQ Global Market on December 30, 2011 and the option exercise price with respect to each option. In the occurrence of a termination following a Change in Control, Messrs. Berger, Biemeck and Pegg will receive 18 months vesting credit in their stock options. In the event of a change in control, our Board may accelerate the vesting of the options at its discretion.

(3)	Represents the value of accelerated unvested restricted stock units calculated by multiplying the number of units of unvested restricted stock held by such named executive officer by the $5.56 per share closing price of our stock on the NASDAQ Global Market on December 30, 2011. In the event of a change in control, our Board may accelerate the vesting of the restricted stock units at its discretion.

(4)	Benefits include profit sharing, 401(k) match and medical and dental coverage. The total amounts include the following:

Name	Benefit	Termination Without Cause or Resignation due to Good Reason	Voluntary Termination	Death or Disability	Termination Following a Change in Control
Jonathan W. Berger	Profit Sharing	$17,800	$—	$—	$17,800
	401(k) match	14,700	—	—	14,700
	Medical benefits	—	—	—	—
Bruce J. Biemeck	Profit Sharing	$17,800	$—	$—	$17,800
	401(k) match	14,700	—	—	14,700
	Medical benefits	23,400	—	—	23,400
Stephen E. Pegg	Profit Sharing	$14,440	$—	$—	$14,440
	401(k) match	16,500	—	—	16,500
	Medical benefits	12,480	—	—	12,480

PROPOSAL 3—ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”), the Board of Directors provides stockholders with the opportunity to cast an annual advisory vote on executive compensation. The proposal, commonly known as a “say on pay” proposal, gives you the opportunity to endorse or not endorse our fiscal year 2011 executive compensation program and policies for the named executive officers, as follows:

RESOLVED, that the stockholders of Great Lakes Dredge & Dock Corporation approve, on an advisory basis, the compensation of the Company’s named executive officers, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in the Company’s 2012 annual meeting proxy statement.

The advisory vote on executive compensation is not a vote on our general compensation policies, compensation of our Board of Directors or our compensation policies as they relate to risk management.

The Dodd-Frank Act requires us to hold the advisory vote on executive compensation at least once every three years. Prior to the 2011 Annual Meeting of Stockholders, the Board recommended that the Company hold an advisory vote on executive compensation every three years. At the Company’s 2011 Annual Meeting of Stockholders, however, a majority of the shares cast voted, on an advisory basis, to hold future advisory votes on executive compensation on an annual basis. After consideration of the voting results, the Company’s Board of Directors determined that the Company will hold an advisory vote on executive compensation each year until the next required stockholder advisory vote on frequency of executive compensation occurs or until the Board of Directors otherwise determines that a different frequency for advisory votes on executive compensation is in the best interests of stockholders.

Our executive compensation programs are designed to attract, motivate and retain highly qualified executive officers who are able to achieve short term and long term corporate objectives and create stockholder value. The Compensation Committee believes our executive compensation programs reflect a strong pay-for-performance philosophy and are well aligned with our stockholders’ long term interests.

The Compensation Committee and the Board believe our executive compensation programs are effective at incentivizing the achievement of outstanding financial performance and superior returns to stockholders. Our commitment to align executive compensation with company performance and stockholder interests is exhibited by the Company’s executive compensation decisions during the last twelve months. Some of our highlights include:

•	The delivery of strong earnings and excellent operating performance in 2011.

•	The aggregate value of our named executive officer’s compensation is below the peer group median.

•	All of our named executive officers with corporate-wide responsibilities have stock ownership requirements.

•	Our named executive officers are subject to a recoupment policy for recovery of incentive compensation.

Stockholders are urged to read the Compensation Discussion and Analysis section of this Proxy Statement which more thoroughly discusses how our compensation policies and procedures implement our compensation philosophy.

Although the annual advisory stockholder vote on executive compensation is non-binding, the Compensation Committee has considered, and will continue to consider, the outcome of the vote each year when making compensation decisions for our named executive officers. The Compensation Committee, which is comprised of independent directors, values constructive dialogue with our stockholders on executive compensation and other important governance topics and encourages all stockholders to vote their shares on this matter. At our annual meeting of stockholders held on May 4, 2011, approximately 97% of the stockholders who voted on the “say-on-pay” proposal approved the compensation of our named executive officers, while approximately 2% voted against (with 1% abstaining). The Compensation Committee believes that this vote affirms stockholders’ support of the Company’s approach to executive compensation. Both the Board and Compensation Committee expect to take into account the outcome of this year’s vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

Adoption of this resolution will require the affirmative vote of the majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote thereon.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ADOPTION OF THE RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION AND THE RELATED TABULAR AND NARRATIVE DISCLOSURE, SET FORTH IN THIS PROXY STATEMENT.

PROPOSAL 4— APPROVAL OF THE PERFORMANCE CRITERIA FOR AWARDS UNDER THE 2007 LONG TERM INCENTIVE PLAN, AS AMENDED AND RESTATED

Background

The Company’s stockholders are being asked to approve the performance criteria that may apply to performance-based awards, including annual performance bonuses under the Executive Leadership Performance Bonus Program, granted under the 2007 Long Term Incentive Plan, as amended and restated (the “2007 Plan”). The performance criteria under the 2007 Plan were previously approved by the Company’s stockholders in 2007. For 2012, the performance criteria under the 2007 Plan have been changed to clarify that the “net earnings” performance goal includes “EBITDA” and to add a $1 million limit on amount that may be paid to any participant under a dollar-denominated award in any one calendar year. Stockholder approval of the performance criteria under the 2007 Plan is required every five years in order to qualify compensation under the 2007 Plan as exempt from Section 162(m) of the Tax Code, thereby allowing the Company to deduct for federal income tax purposes certain compensation paid under the 2007 Plan. If stockholders do not approve the performance criteria, the Company will not be able to grant awards under the 2007 Plan that are intended to be performance-based compensation under Section 162(m) of the Tax Code. If that happens, we may reconsider certain aspects of our compensation structure.

In 2007 the Board of Directors adopted, and the stockholders approved, the 2007 Plan. The 2007 Plan is intended to:

1.	enable the Company to make stock-based and non-stock awards to its eligible employees, consultants, and non-employee directors who share the responsibility for the management, growth, and protection of the business of the Company or who, in the opinion of the Compensation Committee, provides services yielding significant benefits to the Company;

2.	provide competitive incentives that will enable the Company to attract, retain, motivate, and reward persons who render services that benefit the Company or other enterprises in which the Company has a significant interest; and

3.	give such persons an interest parallel to the interests of the Company’s stockholders generally.

The 2007 Plan is administered by the Compensation Committee. The Compensation Committee has authority to (i) select the participants each year, (ii) establish award opportunities for each participant, (iii) establish the performance goals for each participant, and (iv) determine the extent to which the performance goals have been attained.

Section 162(m) of the Tax Code

Section 162(m) of the Tax Code imposes a $1,000,000 annual limitation on the deduction for compensation paid to each of the principal executive officer and our next three highest-paid officers other than the principal financial officer. The deduction limitation does not apply to performance-based compensation that satisfies certain requirements of Section 162(m) of the Tax Code. One such requirement is that the material terms of the performance goals must be approved by the stockholders before the performance-based compensation is paid. The material terms include the following: (1) the eligibility of employees to receive compensation upon attainment of the goal, (2) the business criteria on which the goals may be based, and (3) the maximum amount payable to an employee upon attainment of a goal. The stockholder approval of the performance criteria under the 2007 Plan serves the purpose of facilitating the tax deductibility of awards under the 2007 Plan.

Performance Criteria

The following description of the material features of the performance criteria for awards under the 2007 Plan is a summary, as the 2007 Plan is proposed to be amended, and is qualified in its entirety by reference to the complete text of the 2007 Plan, which is attached as Appendix A to this proxy statement.

Performance goals.    The Compensation Committee may grant any award under the Plan as an award that qualifies as performance-based compensation, or as an award that does not qualify as performance-based compensation. Except for appreciation-only awards, awards that qualify as performance-based compensation, including but not limited to Performance Share Awards and Performance Unit Awards that qualify as such, will be paid on account of the attainment of a pre-established, objective performance goal over a period of at least one year that is based on one more or more of the following financial measures and that are intended to qualify under Section 162(m): (i) net earnings (including EBITDA); (ii) operating earnings or income; (iii) earnings growth; (iv) net income; (v) net income applicable to shares; (vi) gross revenue or revenue by pre-defined business; (vii) revenue backlog; (viii) margins realized on delivered services; (ix) cash flow, including operating cash flow, free cash flow, discounted cash flow return on investment, and cash flow in excess of cost of capital; (x) earnings per share; (xi) return on stockholders’ equity; (xii) stock price; (xiii) return on common stockholders’ equity; (xiv) return on capital; (xv) return on assets; (xvi) economic value added (income in excess of cost of capital), (xvii) customer satisfaction, (xviii) cost control or expense reduction; or (xix) ratio of operating expenses to operating revenues. The performance goals may be based upon attaining levels of performance under one or more measures described above in absolute terms or relative to the performance of a peer group, and may be based on consolidated results or the results of the Company, a subsidiary, a business unit, a product line, or a product.

Following the end of a performance period, the Compensation Committee will determine the value of the performance-based compensation awards granted for the period based on the attainment of the applicable pre-established objective performance goals.

To the extent permissible under Section 162(m) of the Tax Code, awards that are intended to qualify as performance-based compensation may be paid in the event that death, disability, a “Change in Control” or another circumstance or event specified by the Compensation Committee occurs, whether or not the performance goal has been or is thereafter fully attained.

Summary Description of the 2007 Plan

The following description of the 2007 Plan is a summary, as it is proposed to be amended, and is qualified in its entirety by reference to the complete text of the 2007 Plan, which is attached as Appendix A to this proxy statement.

Administration.    The Plan is to be administered by the Compensation Committee. Within the parameters set forth in the Plan, the Compensation Committee determines who are eligible participants, selects the eligible participants who are to receive awards, determines the type of awards to grant (including whether an award is to qualify as performance-based compensation), determines the number of shares of common stock and amount of money to be subject to each award, determines the terms and conditions of the awards (including the exercise price of options), and determines any adjustments to be made for stock splits and other changes in capitalization or corporate structure. The Compensation Committee interprets the Plan and is authorized to make all determinations and decisions thereunder.

The Plan also authorizes the Compensation Committee, after a stock option or other award has been granted, and without consideration, to waive any term or condition that could have been omitted from the award when it was granted, and, with the written consent of the affected participant, may amend the award to include or exclude any term or condition that could have been included or excluded from the award when it was granted.

Persons eligible to participate in the Plan.    The persons eligible to participate in the Plan consist of any person who shares the responsibility for the management, growth, or protection of the business of the Company or any affiliate or who, in the opinion of the Compensation Committee, provides services yielding significant benefits to the Company or any affiliate. All employees, consultants, and non-employee directors are eligible to participate. The number of employees who are eligible to be selected to participate in the Plan at the present time is approximately 18. The Company currently has no consultants who are eligible to be selected to participate in the Plan. The number of non-employee directors who are eligible to be selected to participate in the Plan at the present time is six.

Types of Awards.    The Company may grant (i) incentive stock options, (ii) non-qualified stock options, (iii) stock appreciation rights (“SARs”), (iv) performance awards; (v) performance units, (vi) restricted stock awards, (vii) restricted stock units, or (viii) any combination of the foregoing.

Repricing Prohibited.    The Plan does not permit the exercise price of outstanding stock options to be reduced, whether by canceling the options and granting new options in replacement thereof or otherwise, except to reflect stock splits and other changes in capitalization or corporate structure.

Limitations.    The maximum number of shares of common stock with respect to which awards may be granted to any participant during any calendar year under the Plan is 580,000 shares.

The maximum amount of money that any employee or other eligible person may receive in payment of dollar-denominated awards that are granted to such person in any one calendar year is $1,000,000 (or the equivalent thereof in shares of common stock). Dollar-denominated awards are performance unit awards and any other incentive awards the value of which is based on a specified amount of money (other than an amount of money equal to the fair market value of a specified number of shares of common stock). Dollar-denominated awards may be paid in the form of money or shares of common stock or a combination of the two.

Change in Control or Other Significant Event.    The Compensation Committee has the discretion to provide in an Award Agreement that, in the event of a Change in Control, (a) each outstanding option will immediately become vested and exercisable in full, (b) the restrictions on each share of Restricted Stock, Restricted Stock Unit, or Performance Unit will lapse, and (c) each outstanding SAR will become vested and exercisable in full.

In general, under the Plan, a “Change in Control” will be deemed to occur if (i) the beneficial ownership of securities representing more than 33-1/3% of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors is accumulated, held, or acquired by a person; (ii) individuals who constitute the Board cease for any reason to constitute at least a majority of the Board (including an individual who first became a director with the approval of at least a majority of the ten incumbent directors, except as a result of an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by persons other than the Board); (iii) the consummation by the Company of a reorganization, merger or consolidation, or other disposition of all or substantially all of the assets of the Company or the acquisition of assets or stock of another entity; or (iv) approval by the stockholders of a complete liquidation or dissolution of the Company. In no event will a Change in Control be deemed to have occurred with respect to a participant if a participant is part of a purchasing group that consummates the Change in Control transaction. In the event that the Change in Control is a merger or consolidation in which the Company is not the surviving corporation or which results in the acquisition of substantially all of the Company’s outstanding common stock by a single person or entity or by a group of persons acting in concert, or in the event of a sale or transfer of all or substantially all of the Company’s assets (a “Covered Transaction”), the Compensation Committee will have the discretion to provide for the termination of all outstanding options and SARs as of the effective date of the Covered Transaction; provided that, no option or SAR will be so terminated (without the consent of the Service Provider) prior to the expiration of twenty days following the later of the date on which the option became fully exercisable and the date on which the participant received written notice of the Covered Transaction.

Under the Plan, the Compensation Committee may but need not permit options and SARs to be exercised following termination of the service provider’s employment or other applicable service that benefits the Company, a subsidiary, or another enterprise in which the Company has a significant interest, or following the participant’s death or disability, whether or not the option or SARs would otherwise be exercisable following such event. The Compensation Committee may also provide for Awards, including Performance Awards, Performance Unit Awards, Restricted Stock Awards, and Restricted Stock Units to become non-forfeitable, fully earned and payable following such an event, whether or not the awards would otherwise by non-forfeitable, earned, or payable. The Compensation Committee may also permit an option or SAR to be exercisable, after any such event, for any period specified by the Compensation Committee, but not beyond its fixed expiration date.

Amendment and Termination of the Plan.    The Board may amend the Plan at any time and in any respect without stockholder approval, unless required by Delaware or federal law, the Tax Code, or the rules of the NASDAQ. The Board may also terminate the Plan at any time. However, no amendment or termination of the Plan may adversely affect any awards that were granted before the date of such amendment or termination without consent of the holder of such award. The Board does not have the power to amend, modify, exchange or substitute options if such amendment, modification, exchange, or substitution would violate Tax Code Section 409A.

Since adoption of the 2007 Plan, the Board has amended the 2007 Plan one time to clarify performance goals, expand the definition of “family member” and add performance awards as a type of award available under the 2007 Plan.

Federal Income Tax Consequences

The following is a brief summary of certain United States federal income tax consequences generally arising with respect to awards under the 2007 Plan. This discussion does not address all aspects of the

United States federal income tax consequences of participating in the 2007 Plan that may be relevant to participants in light of their personal investment or tax circumstances and does not discuss any state, local or non-United States tax consequences of participating in the 2007 Plan. Each participant is advised to consult his or her particular tax advisor concerning the application of the United States federal income tax laws to such participant’s particular situation, as well as the applicability and effect of any state, local or non-United States tax laws before taking any actions with respect to any awards.

Stock Options

A participant will not recognize taxable income at the time an option is granted and the Company will not be entitled to a tax deduction at that time. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) upon exercise of a non-qualified stock option equal to the excess of the fair market value of the shares purchased over their exercise price, and the Company will be entitled to a corresponding deduction. A participant will not recognize income (except for purposes of the alternative minimum tax) upon exercise of an incentive stock option. If the shares acquired by exercise of an incentive stock option are held for at least two years from the date the option was granted and one year from the date it was exercised, any gain or loss arising from a subsequent disposition of those shares will be taxed as long term capital gain or loss, and the Company will not be entitled to any deduction. If, however, those shares are disposed of within the above-described period, then in the year of that disposition the participant will recognize compensation taxable as ordinary income equal to the excess of the lesser of (1) the amount realized upon that disposition, and (2) the excess of the fair market value of those shares on the date of exercise over the exercise price, and the Company will be entitled to a corresponding deduction.

SARs

A participant will not recognize taxable income at the time SARs are granted and the Company will not be entitled to a tax deduction at that time. Upon exercise, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) in an amount equal to the fair market value of any shares delivered and the amount of cash paid by the Company. This amount is deductible by the Company as compensation expense.

Stock Awards

A participant will not recognize taxable income at the time restricted stock is granted and the Company will not be entitled to a tax deduction at that time, unless the participant makes an election to be taxed at that time. If such election is made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time of the grant in an amount equal to the excess of the fair market value for the shares at such time over the amount, if any, paid for those shares. If such election is not made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time the restrictions lapse in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for those shares. The amount of ordinary income recognized by making the above-described election or upon the lapse of restrictions is deductible by the Company as compensation expense, except to the extent the deduction limits of Section 162(m) of the Internal Revenue Code apply.

In addition, a participant receiving dividends with respect to restricted stock for which the above-described election has not been made and prior to the time the restrictions lapse will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee), rather than dividend income, in an amount equal to the dividends paid and the Company will be entitled to a corresponding deduction, except to the extent the deduction limits of Section 162(m) of the Internal Revenue Code apply.

A participant will not recognize taxable income at the time a restricted stock unit is granted and the Company will not be entitled to a tax deduction at that time. Upon settlement of restricted stock units, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) in an amount equal to the fair market value of any shares delivered and the amount of any cash paid by the Company. The amount of ordinary income recognized is deductible by the Company as compensation expense, except to the extent the deduction limits of Section 162(m) of the Internal Revenue Code apply.

Performance Awards and Performance Units

A participant will not recognize taxable income at the time performance awards or performance units are granted and the Company will not be entitled to a tax deduction at that time. Upon settlement of performance awards or performance units, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) in an amount equal to the fair market value of any shares delivered and the amount of cash paid by the Company. This amount is deductible by the Company as compensation expense, except to the extent the deduction limits of Section 162(m) of the Internal Revenue Code apply.

Vote Required and Recommendation

The performance criteria contained in the 2007 Plan will be approved provided this proposal receives the affirmative vote of a majority of the shares present at the annual meeting, whether in person or by proxy. Abstentions will be treated as being present and entitled to vote on the matter and, therefore, will have the effect of votes against the proposal. A broker non-vote is treated as not being entitled to vote on the matter and, therefore, is not counted for purposes of determining whether the proposal has been approved.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE PERFORMANCE CRITERIA FOR AWARDS UNDER THE 2007 LONG TERM INCENTIVE PLAN, AS AMENDED AND RESTATED.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Family Relationships

Kathleen M. LaVoy presently serves as our Chief Legal Officer, Chief Compliance Officer and Secretary. Mrs. LaVoy is the daughter of Douglas B. Mackie, one of our directors. During 2011, Mrs. LaVoy received $203,687 in total compensation in this capacity.

Review, Approval or Ratification of Transactions with Related Persons

Related Party Transaction Policies and Procedures.    All interested transactions with related parties are subject to our Related Party Transaction Policies and Procedures, which are set forth in writing. The Audit Committee is responsible for applying the Related Party Transaction Policy. For purposes of the Related Party Transaction Policy, the terms “interested transaction” and “related parties” are defined as follows:

•

“interested transaction” means any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which:

•	the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year;

•	we are a participant; and

•	any related party has or will have a direct or indirect interest, other than solely as a result of being a director or a less than ten percent (10%) beneficial owner of another entity.

•	“related party” means any:

•

person who is or was, since the beginning of the last fiscal year for which we have filed a Form 10-K and proxy statement, even if they do not presently serve in that role, an executive officer, director or nominee for election as a director;

•	greater than five percent (5%) beneficial owner of our common stock; or

•

immediate family member of any of the foregoing. Immediate family member includes a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone residing in such person’s home (other than a tenant or employee).

In determining the propriety of an interested transaction with a related party, the Audit Committee will take into account, among other factors it deems important, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

Our Board has delegated to the chairman of the Audit Committee the authority to pre-approve or ratify (as applicable) any interested transaction with a related party in which the aggregate amount involved is expected to be less than $500,000.

The Audit Committee has reviewed the following types of transactions and determined that each such type of transaction shall be deemed to be pre-approved or ratified under the terms of the Related Party Transaction Policy:

•	Employment of executive officers. Any employment by us of an executive officer if:

•

the related compensation is required to be reported in our proxy statement under the compensation disclosure requirements set forth in Item 402 of Regulation S-K under the Exchange Act, which are generally applicable to “named executive officers;” or

•

the executive officer is not an immediate family member of another executive officer or director, the related compensation would be reported in our proxy statement under the compensation disclosure requirements of Item 402 of Regulation S-K if the executive officer was a “named executive officer,” and our Compensation Committee approved (or recommended that our Board approve) such compensation.

•	Director compensation. Any compensation paid to a director if the compensation is required to be reported in our proxy statement under Item 402 of the SEC’s compensation disclosure requirements.

•

Certain transactions with other companies.    Any transaction with another company at which a Related Person’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than ten percent (10%) of that company’s shares, if the aggregate amount involved does not exceed the greater of $1,000,000 or two percent (2%) of that company’s total annual revenues.

•

Certain charitable contributions.    Any charitable contribution, grant or endowment by us to a charitable organization, foundation or university at which a Related Person’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the greater of $1,000,000 or two percent (2%) of the charitable organization’s total annual receipts.

•

Transactions where all stockholders receive proportional benefits.    Any transaction where the Related Person’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis (e.g. dividends).

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2011 regarding the number of securities which could be issued upon the exercise of outstanding options, the weighted average exercise price of those options in the 2007 Plan, and the number of securities then remaining for future issuance under the 2007 Plan.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a) (c)
Equity Compensation Plans Approved By Security Holders	2,005,530	(1)	5.11	(2)	3,532,500
Equity Compensation Plans Not Approved By Security Holders	N/A		N/A		N/A
TOTAL	2,005,530	(1)	5.11	(2)	3,532,500

(1)	Includes 464,883 shares of our common stock issuable pursuant to restricted stock units under our 2007 Plan. Restricted stock units represent an unfunded, unsecured right to receive shares of our common stock.

(2)	Because restricted stock units do not have an exercise price, 464,883 shares of our common stock issuable pursuant to restricted stock units under our 2007 Plan are not included in the calculation of weighted average exercise price.

MATTERS RELATED TO INDEPENDENT PUBLIC ACCOUNTANTS

Deloitte & Touche LLP has been appointed by the Audit Committee to be our independent registered public accounting firm for the year ending December 31, 2012. Stockholders are being asked to ratify the appointment of Deloitte & Touche LLP at the Annual Meeting pursuant to Proposal 2 on page 26 of this proxy statement.

Professional Fees

We paid the following professional fees to our independent registered public accounting firm, Deloitte & Touche LLP and its affiliates, for the years ended December 31, 2011 and 2010:

	Paid for the year ended December 31,
	2011	2010
	(in thousands)
Audit Fees(1)	$1,379.2	$1,507.4
Audit-Related Fees(2)	11.0	11.0
Tax Fees(3)	108.5	125.2
All Other Fees(4)	6.0	6.0

Total	1,504.7	1,649.6

(1)	This category includes audit fees for services related to our annual audits of our financial statements and internal control over financial reporting, and quarterly reviews of our financial statements performed in accordance with accounting standards generally accepted in the United States of America, and services that are normally provided by Deloitte & Touche LLP related to statutory or regulatory filings or engagements.

(2)	This category includes fees related to audit reports issued in a foreign language.

(3)	This category primarily includes fees for tax advice and return preparation for expatriate employees, tax planning and compliance related to our international operations, and other tax advice related to specific non-routine transactions.

(4)	This category includes subscription fees to an online accounting research tool.

Pre-Approval Policy for Independent Accountant Services

The Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by our independent accountants. From time to time, however, circumstances may arise when it may become necessary to engage the independent accountants for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee may also pre-approve services on a case-by-case basis. The Audit Committee may delegate pre-approval authority to one or more of its members. For the year ended December 31, 2011, the Audit Committee pre-approved all such audit and non-audit services, including tax services, provided by the independent accountants.

Report of the Audit Committee of the Board of Directors

With respect to 2011, the Audit Committee has:

•	reviewed and discussed the audited financial statements with management;

•

discussed with our independent auditor, Deloitte & Touche LLP, referred to as “Deloitte,” the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•

received the written disclosures and the letter from Deloitte required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte’s communications with the Audit Committee concerning independence, Ethics and Independence Rule 3526, “Communications with Audit Committees Concerning Independence,” and has discussed with Deloitte its independence.

Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our 2012 Annual Report on Form 10-K.

The Audit Committee of the Board of Directors:

Carl A. Albert, Chairman

Stephen H. Bittel

Peter R. Deutsch

MISCELLANEOUS

Proposals for the 2013 Annual Meeting

Pursuant to federal securities laws, any proposal by a stockholder proposed to be included in our proxy statement for the 2013 Annual Meeting of Stockholders must be received at our executive office at 2122 York Road, Oak Brook, Illinois 60523, no later than December 5, 2012. Proposals should be sent to the attention of our Secretary at our principal executive office. Pursuant to our Bylaws, in order for a stockholder’s nominee for election as a director or any other business to be properly brought before an Annual Meeting of Stockholders, the stockholder must give written notice of such stockholder’s intent to bring a matter before the Annual Meeting no earlier than December 5, 2012, and no later than January 4, 2013. If the 2013 Annual Meeting is called for a date that is not within 30 days of the anniversary of the 2012 Annual Meeting, written notice of such stockholder’s intent to bring a matter before the Annual Meeting must be received not later than the close of business on the tenth day following the date on which the first public disclosure of the date of the Annual Meeting is made. Each such notice should be sent to the attention of our Secretary at our principal executive office, and must set forth certain information with respect to the stockholder who intends to bring such matter before the meeting and the business desired to be conducted, as set forth in greater detail in our Bylaws.

Annual Report

Our Annual Report to Stockholders for the year ended December 31, 2011 is being mailed to stockholders together with this proxy statement. The Annual Report to Stockholders is not part of the soliciting materials.

Availability of Information

This proxy statement is accompanied by our Annual Report, which includes our Form 10-K for the year ended December 31, 2011, which we previously filed with the SEC and which includes audited financial statements. You can obtain any of the documents that we file with the SEC (including an additional copy of our 2011 Annual Report on Form 10-K) by contacting us or the SEC. To obtain documents from us, please direct requests in writing to:

Kathleen M. LaVoy

Secretary

Great Lakes Dredge & Dock Corporation

2122 York Road

Oak Brook, IL 60523

We will send you the requested documents without charge, excluding exhibits. In addition, this proxy statement and Annual Report to Stockholders for the year ended December 31, 2011 are available at http://investor.gldd.com.

You may also read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. Copies of such materials also can be obtained at the SEC’s website, www.sec.gov or by mail from the Public Reference Room of the SEC, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.

Other Matters

The Board of Directors knows of no other matters that will be presented for consideration at the 2012 Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,

Kathleen M. LaVoy

Secretary

April 4, 2012

APPENDIX A

GREAT LAKES DREDGE & DOCK CORPORATION

2007 LONG-TERM INCENTIVE PLAN

Great Lakes Dredge & Dock Corporation (the “Corporation”) has established this Great Lakes Dredge & Dock Corporation 2007 Long-Term Incentive Plan to provide an additional inducement for Eligible Individuals to provide services to the Corporation or an Affiliate as an employee, consultant, non-employee director, or independent contractor, to reward such Eligible Individuals by providing an opportunity to acquire incentive awards, and to provide a means through which the Corporation may attract able persons to enter the employment of or engagement with the Corporation or one of its Affiliates. Awards may, in the discretion of the Board or Committee, and subject to such restrictions as the Board or Committee may determine or as provided herein, consist of Incentive Stock Options, Non-Qualified Stock Options, Restricted Stock, Restricted Stock Units, Performance Units, Stock Appreciation Rights, or any combination of the foregoing.

ARTICLE 1

DEFINITIONS

Whenever used in the Plan, the following terms have the meanings set forth below, and when the meaning is intended, the initial letter of the word is capitalized:

“Affiliate” means any corporation that is a parent or subsidiary corporation (as Code Sections 424(e) and (f) define those terms) with respect to the Corporation.

“Award” means an Incentive Stock Option, Non-Qualified Stock Option, Restricted Stock Award, Stock Appreciation Rights, Performance Award, Performance Units or Restricted Stock Units granted under the Plan.

“Award Agreement” means an agreement entered into between the Corporation and the applicable Participant, setting forth the terms and provisions applicable to the Award then being granted under the Plan, as further described in Section 2.4 of the Plan.

“Award Date” means, with respect to any Award, the date of the grant or award specified by the Committee in a resolution or other writing, duly adopted, and as set forth in the Award Agreement, provided that such Award Date will not be earlier than the date of the Committee action.

“Board” means the Board of Directors of the Corporation.

“Cause” will have the meaning set forth in any employment, consulting, or other written agreement between the Participant and the Corporation. If there is no employment, consulting, or other written agreement between the Corporation or an Affiliate and the Participant or if such agreement does not define “Cause,” then “Cause” will have the meaning specified in the Award Agreement; provided that, if the Award Agreement does not so specify, “Cause” will mean, as determined by the Committee in its sole discretion, the Participant’s: (i) willful and continued failure to substantially perform his material duties as an executive of the Corporation (other than any such failure resulting from incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Participant by the Board, (ii) willful misconduct, which is demonstrably and materially injurious to the Corporation, monetarily or otherwise, (iii) engaging in egregious misconduct involving serious moral turpitude to the extent that his creditability and reputation no longer conforms to the standard of senior executive officers of the Corporation (iv) conviction of, or plea of guilty or nolo contendere to, a felony, (v) material breach of a material written policy of the Corporation, (vi) failure to reasonably cooperate with any audit or investigation involving the Corporation or its business practices; or (vii) material breach of this Agreement. The Board must give the Participant at least thirty (30) days written notice of its intent to terminate him for Cause, specifying the act(s) or omission(s) alleged to justify the for Cause termination, and an opportunity to cure such act(s) or omission(s), where feasible, within the thirty (30) day period. In addition, the Participant’s Service will be deemed to have terminated for Cause if, after the Participant’s Service has terminated, facts and circumstances are discovered that would have justified a termination for Cause. For purposes of this Plan, no act or failure to act on the Participant’s part will be considered “knowing” or “willful” unless it is done, or omitted to be done, by him or her in bad faith or without reasonable belief that his or her action or omission was in the best interests of the Corporation or an Affiliate. Any act, or failure to act, based upon authority given pursuant to a resolution duly of the Board or based upon the advice of counsel for the Corporation will be conclusively presumed to be done, or omitted to be done, in good faith and in the best interests of the Corporation or an Affiliate. In no event will a termination be deemed to occur for “Cause” unless such termination occurs within 90 days after the Board becomes aware of the circumstance or event giving rise thereto.

“Change in Control” means the first to occur of the following:

(a) The “beneficial ownership” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of securities representing more than 33 1 / 3 % of the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Corporation Voting Securities”) is accumulated, held or acquired by a Person (as defined in Section 3(a)(9) of the Exchange Act, as modified, and used in Sections 13(d) and 14(d) thereof) (other than the Corporation, any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation, holders of capital stock of the Corporation as of the date hereof or an affiliate thereof, any corporation owned, directly or indirectly, by the Corporation’s stockholders in substantially the same proportions as their ownership of stock of the Corporation); provided, however that any acquisition from the Corporation or any acquisition pursuant to a transaction that complies with clauses (i), (ii) and (iii) of subparagraph (c) of this paragraph will not be a Change in Control under this subparagraph (a), and provided further, that immediately prior to such accumulation, holding or acquisition, such Person was not a direct or indirect beneficial owner of twenty-five percent (25%) or more of the Corporation Voting Securities; or

(b) Individuals who, as of the date of the Agreement, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Corporation’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors; or

(c) Consummation by the Corporation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of the Corporation or the acquisition of assets or stock of another entity (a “Business Combination”), in each case, unless immediately following such Business Combination: (i) more than 50.1% of the combined voting power of then outstanding voting securities entitled to vote generally in the election of directors of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, a corporation that as a result of such transaction owns the Corporation or all or substantially all of the Corporation’s assets either directly or through one or more subsidiaries (the “Parent Corporation”), is represented, directly or indirectly by Corporation Voting Securities outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Corporation Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Corporation Voting Securities, (ii) no Person (excluding any employee benefit plan (or related trust) of the Corporation or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 33 1 / 3 % or more of the combined voting power of the then outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) except to the extent that such ownership of the Corporation existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d) Approval by the Corporation’s stockholders of a complete liquidation or dissolution of the Corporation.

“Code” means the Internal Revenue Code of 1986, as amended. A reference to any provision of the Code will include reference to any successor provision of the Code.

“Committee” means the Compensation Committee, if any, or such similar or successor committee appointed by the Board. If the Board has not appointed a Committee, the Board will function in place of the Committee.

“Consultant” means an individual who is not an Employee or Director of the Corporation or an Affiliate, but who is providing services to the Corporation or an Affiliate as an independent contractor.

“Corporation” means Great Lakes Dredge & Dock Corporation.

“Director” means any individual who is a member of the Board.

“Disabled Participant” means the Participant becoming unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expect to last for a continuous period of not less than 12 months, within the meaning of Code Section 422(c)(6).

“Dividend Equivalent” means a right to receive on the payment date for any dividend on the shares of Stock underlying an Award, cash compensation from the Corporation equal to the dividend that would have been paid on such shares of Stock (or the Fair Market Value of such dividend, if such dividend would not have been paid in cash), if such shares had been issued and outstanding, fully vested and held by the Participant on the record date for payment of such dividend. Notwithstanding the foregoing, if such dividend would not have been paid in cash, the Dividend Equivalent with respect thereto will not be paid unless and until certificates evidencing the shares of Stock with respect to which it is paid are issued to the Participant. Dividend Equivalents may be provided, in the Committee’s discretion, in connection with any Award under the Plan, subject to Section 2.6.

“Eligible Individual” means any Employee, Consultant, or non-employee Director.

“Employee” means any common law employee of the Corporation or one of its Affiliates.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” will mean (a) if the Common Stock is readily tradeable on a national securities exchange or other market system, the closing sales price of the Common Stock on the Award Date, time of exercise, or other date of calculation (or on the last preceding trading date if Common Stock was not traded on such date), or (b) if the Common Stock is not readily tradeable on a national securities exchange or other market system, the fair market value as determined in good faith by the Board or the Committee, by the reasonable application of a reasonable valuation method consistent with the Code, or Treasury Regulations thereunder, as the Board or the Committee will in its discretion select and apply at the time of the Award Date, time of exercise, or other date of calculation.

“Freestanding SAR” means a Stock Appreciation Right that is granted independently of any Options, as described in Article 6.

“Incentive Stock Option” or “ISO” means an option that is intended to qualify as an “Incentive Stock Option” within the meaning of Code Section 422. Any Option that does not qualify under Code Section 422 will be treated as a Non-Qualified Stock Option.

“Non-Qualified Stock Option” means an Option that is not an Incentive Stock Option.

“Option” means an option to purchase Stock at an Exercise Price determined on the Award Date, subject to the applicable provisions of Article 3, awarded in accordance with the terms of the Plan, and which may be an Incentive Stock Option or a Non-Qualified Stock Option.

“Participant” means an Eligible Individual who the Committee has selected to participate in the Plan in accordance with Section 2.2 of the Plan.

“Performance Award” means a right to receive, contingent upon the attainment of specified Performance Goals, within a specified Performance Period, a specified amount.

“Performance Goals” will mean performance goals established by the Committee prior to the grant of an Award based on the attainment of one or any combination of the following, in each case of the Corporation, an Affiliate, or business unit by or within which the Participant is primarily employed or a combination thereof, and that are intended to qualify under Section 162(m): (a) net earnings (including EBITDA); (b) operating earnings or income; (c) earnings growth; (d) net income; (e) net income applicable to shares; (f) gross revenue or revenue by pre-defined business; (g) revenue backlog; (h) margins realized on delivered services; (i) cash flow, including operating cash flow, free cash flow, discounted cash flow return on investment, and cash flow in excess of cost of capital; (j) earnings per share; (k) return on stockholders’ equity; (l) stock price; (m) return on common stockholders’ equity; (n) return on capital;

(o) return on assets; (p) economic value added (income in excess of cost of capital); (q) customer satisfaction; (r) cost control or expense reduction; and (s) ratio of operating expenses to operating revenues, in each case, absolute or relative to peer-group comparative.

The Committee also may base Performance Goals upon attaining specified levels of Corporation performance under one or more of the measures described above relative to the performance of other corporations. The Committee will set such Performance Goals within the time prescribed by Section 162(m). The Committee will have the discretion to adjust targets set for preestablished performance objectives. If the Committee determines it is advisable to grant Awards that will not qualify for the performance-based exception of Section 162(m), the Committee may grant Awards that do not so qualify.

“Performance Period” means any period designated by the Committee during which the Performance Goals applicable to an Award shall be measured.

“Performance Unit” means a performance unit subject to the requirements of Article 4 and awarded in accordance with the terms of the Plan.

“Plan” means the Great Lakes Dredge & Dock Corporation 2007 Long-Term Incentive Plan, as set forth herein, as the same may be amended, administered or interpreted from time to time.

“Public Offering” means any sale of the Corporation’s common stock pursuant to an effective registration statement under the Securities Act of 1933, as amended from time to time, or any successor act thereto, filed with the Securities and Exchange Commission on Form S-1 (or any successor form adopted by the Securities and Exchange Commission); provided that the following will not be considered a public offering: (i) any issuance of common equity securities by the Corporation as consideration for a merger or acquisition, (ii) any issuance of common securities to employees, directors or consultants of any of the Corporation or any of its Affiliates as part of an incentive or compensation plan, (iii) any issuance of common equity securities as part of a unit with debt or preferred stock or any similar structure in which the common equity securities are being offered primarily as a means of enhancing the Corporation’s ability to sell the debt or preferred stock and (iv) the issuance of common stock by the Corporation upon conversion of any preferred stock of the Corporation.

“Restricted Stock” means an award of shares of Stock delivered under the Plan subject to the requirements of Article 5 and such other restrictions as the Committee deems appropriate or desirable, including restrictions on transferability, a risk of forfeiture, and certain other terms and conditions under the Plan or specified by the Committee. The restrictions on, and risk of forfeiture of, Restricted Stock generally will expire on a specified date, upon the occurrence of an event or achievement of Performance Goals, or on an accelerated basis under certain circumstances specified in the Plan or the Award Agreement.

“Restricted Stock Unit” or “RSU” means a notional account established pursuant to an Award granted to a Participant, as described in Article 5, that is (a) valued solely by reference to shares of Stock, (b) subject to restrictions specified in the Award Agreement, and (c) payable only in Stock. The RSUs awarded to the Participant will vest according to the time-based or performance-based criteria specified in the Award Agreement.

“Section 162(m)” will mean Code Section 162(m), as amended, and the Treasury Regulations thereunder.

“Service” means the provision of personal services to the Corporation or its Affiliates in the capacity of (i) an Employee, (ii) a Director, or (iii) a Consultant.

“Stock” means the Common Stock of the Corporation.

“Stock Appreciation Right” or “SAR” means the award of the contingent right to receive Stock or cash, as specified in the Award Agreement, in the future, based on the value or the appreciation in the value of Stock, pursuant to the terms of Article 6. The Committee may grant SARs alone or in connection with a related Option. Stock Appreciation Rights may be either Freestanding SARs or Tandem SARs.

“Tandem SAR” means a SAR that is granted in connection with a related Option pursuant to Article 6, the exercise of which requires forfeiture of the right to purchase a share of Stock under the related Option (and when a share of Stock is purchased under the Option, the Tandem SAR similarly will be canceled).

“Termination” means a cessation of the employee-employer relationship between a Participant and the Corporation and its Affiliates (other than by reason of transfer of the Employee among the Corporation and its Affiliates), a cessation of an individual’s Director or Consultant relationship with the Corporation, or the consummation of a transaction whereby a Participant’s employer (other than the Corporation) ceases to be an Affiliate of the Corporation.

ARTICLE 2

PLAN ADMINISTRATION

Section 2.1 Administration. The Committee will administer the Plan. The Committee will interpret the Plan and prescribe such rules, regulations, and procedures in connection with the operation of the Plan, as it will deem to be necessary and advisable for the administration of the Plan consistent with the purposes of the Plan. Without limiting the foregoing, the Committee will have the authority and complete discretion to:

(a) Prescribe, amend, and rescind rules and regulations relating to the Plan;

(b) Select Eligible Individuals to receive Awards under the Plan as provided in Section 2.2 of the Plan;

(c) Determine the form and terms of Awards;

(d) Determine the number of shares of Stock or other consideration subject to Awards under the Plan as provided in Articles 3 through 6 of the Plan;

(e) Determine whether Awards will be granted singly, in combination or in tandem with, in replacement of, or as alternatives to, other Awards under the Plan or grants or awards under any other incentive or compensation plan of the Corporation;

(f) Construe and interpret the Plan, any Award Agreement in connection with an Award and any other agreement or document executed pursuant to the Plan;

(g) Correct any defect or omission, or reconcile any inconsistency in the Plan, any Award, or any Award Agreement;

(h) Accelerate or, with the consent of the Participant, defer the vesting of any Award or the exercise date of any Award, subject to the limitations of Code Section 409A;

(i) Authorize any person to execute on behalf of the Corporation any instrument required to effectuate the grant of an Award and delegate to officers of the Corporation the authority to perform administrative functions under the Plan subject to any legal requirements that the Committee as a whole take action with respect to such function, other than any such delegation that would cause Awards or other transactions under the Plan to cease to (i) be exempt from Section 16(b) of the Exchange Act, (ii) satisfy the “independent director” requirements of the Nasdaq Global Market, or (iii) qualify as “performance-based compensation” under Section 162(m);

(j) Modify the terms of any Award, and authorize the exchange or replacement of Awards; provided, however, that (i) no such modification, exchange or substitution will be to the detriment of a Participant with respect to any Award previously granted without the affected Participant’s written consent, (ii) in no event will the Committee be permitted to reduce the Exercise Price of any outstanding Option or to exchange or replace an outstanding Option with a new Option with a lower Exercise Price, except pursuant to Section 2.5, and (iii) the Committee shall use reasonable efforts to ensure that any such modification, exchange or substitution will not violate Code Section 409A;

(k) Determine whether a Participant has engaged in the operation or management of a business that is in competition with the Corporation or any of its Affiliates, or whether a Participant has violated the restrictive covenants of Section 10.13; and

(l) Make all other determinations deemed necessary or advisable for the administration of the Plan.

The Committee will keep records of action taken at its meetings. A majority of the Committee will constitute a quorum at any meeting, and the acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by a majority of the Committee, will be the acts of the Committee.

Section 2.2 Eligibility. Those Eligible Individuals, who share the responsibility for the management, growth or protection of the business of the Corporation or any Affiliate or who, in the opinion of the Committee, provide services yielding significant benefits to the Corporation or any Affiliate will be eligible to receive Awards as described herein. Subject to the provisions of the Plan, the Committee will have full and final authority, in its discretion, to grant Awards as described herein and to determine the Eligible Individuals to whom Awards will be granted.

Section 2.3 Shares Available Under the Plan. Subject to adjustment as set forth in Section 2.5, the maximum number of shares of Stock that may be issued or delivered and as to which Awards may be granted under the Plan will be equal to the sum of: (i) 5,800,000 shares of Stock; and (ii) shares of Stock delivered (either actually or by attestation) to or withheld by the Corporation in connection with the exercise of an Option awarded under the Plan, or in payment of any required income tax withholding for the exercise of an Option or the vesting of Restricted Stock awarded under the Plan.

Notwithstanding anything to the contrary in this Section 2.3, (i) in no event will more than 1,000,000 shares of Stock be cumulatively available for Awards of Incentive Stock Options under the Plan, and (ii) in no event will more than 3,000,000 shares of Stock be cumulatively available for Awards other than Options or Stock Appreciation Rights. Subject to adjustment as set forth in Section 2.5, the maximum number of shares of Stock with respect to which Awards may be granted in any calendar year to any Participant under the Plan will be 580,000 shares.

If any Award granted under the Plan is canceled by mutual consent or terminates or expires for any reason without having been exercised in full, or, if and to the extent that an award of Performance Units, or RSUs is paid in cash rather than the issuance of shares of Stock, the number of shares subject to such Award (or in the case of Performance Units or RSUs, the number of shares of Stock for which payment was made in cash) will again be available for purposes of the Plan, except that, to the extent that Stock Appreciation Rights granted in conjunction with an Option under the Plan are exercised and the related Option surrendered, the number of shares available for purposes of the Plan will be reduced by the number of shares, if any, of Stock issued or delivered upon exercise of such Stock Appreciation Rights.

The shares that may be issued or delivered under the Plan may be either authorized but unissued shares, repurchased shares, or partly each.

If, in connection with an acquisition of another company or all or part of the assets of another company by the Corporation or an Affiliate, or in connection with a merger or other combination of another company with the Corporation or an Affiliate, the Corporation either (A) assumes stock options or other stock incentive obligations of such other company, or (B) grants stock options or other stock incentives in substitution for stock options or other stock incentive obligations of such other company, then none of the shares of Stock that are issuable or transferable pursuant to such stock options or other stock incentives that are assumed or granted in substitution by the Corporation will be charged against the limitations set forth in this Section.

Section 2.4 Award Agreement. Unless otherwise determined by the Committee, each Award granted under the Plan will be evidenced by a written Award Agreement, in a form approved by the Committee. Such Award Agreement will be subject to and incorporate the express terms and conditions, if any, required under the Plan or as required by the Committee for the form of Award granted and such other terms and conditions as the Committee may specify, and will be executed by the Chief Executive Officer, the President (if other than the Chief Executive Officer), or any person designated as an executive officer by the Board for Section 16 purposes, on behalf of the Corporation, and by the Participant to whom such Award is granted. With the consent of the Participant to whom such Award is granted, the Board may at any time and from time to time amend an outstanding Award Agreement in a manner consistent with the Plan. Without consent of the Participant, the Board of Directors may at any time and from time to time modify or amend Award Agreements with respect to Options intended as of the Award Date to be Incentive Stock Options in such respects as it deems necessary in order that Incentive Stock Options granted under the Plan will comply with the appropriate provisions of the Code and regulations thereunder which are in effect from time to time with respect to Incentive Stock Options.

Section 2.5 Adjustment and Substitution of Shares. If a dividend or other distribution will be declared upon the Stock, payable in shares of Stock, the number of shares of Stock then subject to any outstanding Award or by reference to which the amount of any other Award is determined and the number of shares that may be issued or delivered under the Plan will be adjusted by adding thereto the number of shares that would have been distributable thereon if such shares had been outstanding on the date fixed for determining the stockholders entitled to receive such stock dividend or distribution. An increase in the number of shares subject to an Award will not occur when the Committee has awarded Dividend Equivalent with respect to such Award.

If the outstanding shares of Stock will be changed into or exchangeable for a different number or kind of shares of Stock or other securities of the Corporation or another corporation, whether through reorganization, reclassification, recapitalization, stock split-up, combination of shares, merger or consolidation, then the Committee will substitute for each share of Stock subject to any then outstanding Award and for each share of Stock, which may be issued or delivered under the Plan but is not then subject to an outstanding Award, the number and kind of shares of Stock or other securities into which each outstanding share of Stock is so changed or for which each such share is exchangeable; provided, that, in the event of a merger, acquisition or other business combination of the Corporation with or into another entity, any adjustment provided for in the applicable agreement and plan of merger (or similar document) will be conclusively deemed to be appropriate for purposes of this Section 2.5.

In the case of any adjustment or substitution as provided for in this Section 2.5, the aggregate Exercise Price for all shares subject to each then outstanding Option prior to such adjustment or substitution will be the aggregate Exercise Price for all shares of Stock or other securities (including any fraction) to which such shares will have been adjusted or which will have been substituted for such shares. Any new Exercise Price per share will be carried to at least three decimal places with the last decimal place rounded upwards to the nearest whole number. No adjustment or substitution provided for in this Section 2.5 will require the Corporation to issue or sell a fraction of a share or other security.

If any such adjustment or substitution provided for in this Section 2.5 requires the approval of stockholders in order to enable the Corporation to grant Incentive Stock Options, then no such adjustment or substitution of ISOs will be made without prior stockholder approval. If the effect of any adjustment or substitution would be to cause an Option to fail to continue to qualify as an ISO or to cause a modification, extension or renewal of such Option within the meaning of Code Sections 409A or 424, the Committee may elect that such adjustment or substitution not be made but rather will use reasonable efforts to effect such other adjustment of each then outstanding Option as the Committee in its sole discretion will deem equitable and which will not result in any disqualification, modification, extension or renewal (within the meaning of Code Sections 409A or 424) of such Incentive Stock Option.

Section 2.6 Corporation’s Obligation to Deliver Stock. The obligation of the Corporation to issue or deliver shares of Stock under the Plan will be subject to (i) the effectiveness of a registration statement under the Securities Act of 1933, as amended, with respect to such shares, if deemed necessary or appropriate by counsel for the Corporation; (ii) the condition that the shares will have been listed (or authorized for listing upon official notice of issuance) upon each stock exchange on which such shares may then be listed; and (iii) all other applicable laws, regulations, rules and orders which may then be in effect.

ARTICLE 3

STOCK OPTIONS

Section 3.1 Grant of Stock Options. The Committee will have authority, in its discretion, to grant Incentive Stock Options, Non-Qualified Stock Options or both types of Options. Notwithstanding the above, the Committee may grant Incentive Stock Options to Employees only. Subject to adjustment as set forth in Section 2.5, no Participant will be granted an Option or Options under the Plan (disregarding canceled, terminated, or expired stock options) for an aggregate number of shares in excess of 1,160,000.

Section 3.2 Terms and Conditions of Options. Options granted under the Plan will be subject to the following terms and conditions:

(a) The purchase price at which each Option may be exercised (the “Exercise Price”) will be such price as the Committee, in its discretion, will determine, except that, the Exercise Price will not be less than one hundred percent (100%) of the Fair Market Value per share of Stock covered by the Option as determined on the Award Date.

(b) The Exercise Price will be payable in full in any one or more of the following ways, as will be determined by the Committee to be applicable to any such Award:

(i) in cash; or

(ii) in shares of Stock (which are owned by the Participant free and clear of all liens and other encumbrances and which are not subject to the restrictions set forth in Article 5) having an aggregate Fair Market Value on the date of exercise of the Option equal to the Exercise Price for the shares being purchased; or

(iii) by requesting that the Corporation withhold such number of shares of Stock then issuable upon exercise of the Option as will have an aggregate Fair Market Value equal to the Exercise Price for the shares being acquired upon exercise of the Option (and any applicable withholding taxes); or

(iv) by waiver of compensation due or accrued to the Participant for services rendered; or

(v) provided that a public market for the Corporation’s stock exists, and to the extent permitted by the Sarbanes-Oxley Act of 2002:

(A) through a “same day sale” commitment from the Participant and a broker-dealer that is a member of the National Association of Securities Dealers (an “NASD Dealer”) whereby the Participant irrevocably elects to exercise the Option and to sell a portion of the shares so purchased to pay the purchase price (or a larger number of the shares so purchased), and whereby the NASD Dealer irrevocably commits upon receipt of such shares to forward the purchase price directly to the Corporation (and any excess to the Participant); or

(B) through a “margin” commitment from the Participant and an NASD Dealer whereby the Participant irrevocably elects to exercise the Option and to pledge the shares so purchased to the NASD Dealer in a margin account as security for a loan from the NASD Dealer in the amount of the purchase price, and whereby the NASD Dealer irrevocably commits upon receipt of such shares to forward the purchase price directly to the Corporation; or

(vi) to the extent permitted by the Sarbanes-Oxley Act of 2002, by promissory note executed by the Participant, evidencing his or her obligation to make future cash payment thereof, secured by an applicable number of shares of Stock or such other security as may be determined by the Committee; provided, however, that in no event may the Committee accept a promissory note for an amount in excess of the difference between the aggregate Exercise Price and the par value of the shares; or

(vii) by any combination of the foregoing.

If the Exercise Price is paid in whole or in part in shares of Stock, any portion of the Exercise Price representing a fraction of a share must be paid in cash. The date of exercise of an Option will be determined under procedures established by the Committee, and the Exercise Price will be payable at such time or times as the Committee, in its discretion, will determine. No shares will be issued or delivered upon exercise of an Option until full payment of the Exercise Price has been made, provided that, for this purpose, if permitted by the Committee, tender of a promissory note will constitute full payment of the principal amount of such promissory note. When full payment of the Exercise Price has been made, the Participant will be considered for all purposes to be the owner of the shares with respect to which payment has been made, subject to the restrictions set forth in Article 7.

(c) An Option may be exercised (i) at such time as the Option vests; or (ii) if and to the extent set forth in the applicable Award Agreement, prior to the date on which the Option vests provided that such Stock obtained will be subject to the same requirements that are applicable to grants of Restricted Stock set forth in Article 5. No Non-Qualified Stock Option will be exercisable after the expiration of ten years from the Award Date, provided that if an exercise would violate applicable securities laws, the Non-Qualified Stock Option will be exercisable no more than 30 days after the exercise of the Option first would no longer violate applicable securities laws. Subject to this Section 3.2(c), and Sections 3.3(e), and 2.6, Options may be exercised at such times, in such amounts and subject to such restrictions as will be determined by the Committee, in its discretion.

(d) Unless otherwise determined by the Committee and set forth in the Award Agreement referred to in Section 2.4 or an amendment thereto, following a Participant’s Termination for any reason, such Participant must exercise any outstanding Option, if at all, within one year from the date of Termination.

Section 3.3 Special Provisions Applicable to ISOs. Notwithstanding any other provision of this Article 3, the following special provisions will apply to any award of Incentive Stock Options:

(a) The Committee will not award an Incentive Stock Option under this Plan if it would cause the aggregate Fair Market Value of Stock with respect to which Incentive Stock Options are exercisable by the Participant for the first time during a calendar year (under all plans of the Corporation and its Affiliates) to exceed $100,000.

(b) If the Employee to whom the Incentive Stock Option is granted is a Ten Percent Owner of the Corporation, then: (A) the Exercise Price for each share subject to an Option will be at least one hundred ten percent (110%) of the Fair Market Value of the Stock on the Award Date; and (B) the Option will expire upon the earlier of (i) the time specified by the Committee in the Award Agreement, or (ii) the fifth anniversary of the Award Date.

(c) No Option that is intended to be an Incentive Stock Option may be granted under the Plan until the Corporation’s stockholders approve the Plan. If such stockholder approval is not obtained within 12 months after the Board’s adoption of the Plan, then no Options may be granted under the Plan that are intended to be Incentive Stock Options.

(d) The maximum number of shares of Stock with respect to which any one Participant may be granted Options that are intended to be Incentive Stock Options in any one calendar year will be 100,000, subject to adjustment as set forth in Section 2.5.

(e) An Incentive Stock Option must be exercised, if at all, within three months after the Participant’s Termination for a reason other than death or becoming a Disabled Participant, and within twelve months after the Participant’s Termination for death or becoming a Disabled Participant; provided that, an Option that is intended to be an Incentive Stock Option may be exercised more than three months, but not more than twelve months, after the Participant’s Termination for a reason other than death or becoming a Disabled Participant, in which case the Option will be a Nonqualified Stock Option.

(f) For purposes of this Section, “Ten Percent Owner” means an individual who, at the time an Option is granted under this Plan, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Corporation or any Affiliate. For purposes of this Section 3.3(f), a Participant will be considered as owning (i) not only shares of the Stock owned individually, but also all shares that are at the time owned, directly or indirectly, by or for the spouse, ancestors, lineal descendants and brothers and sisters (whether by the whole or half blood) of such individual and (ii) proportionately any shares of Stock owned, directly or indirectly, by or for any corporation, partnership, estate or trust in which such individual will be a stockholder, partner or beneficiary.

ARTICLE 4

PERFORMANCE UNITS AND PERFORMANCE AWARDS

Section 4.1 Performance Period and Objectives. The Committee will have authority, in its discretion, to award Performance Units and Performance Awards to Eligible Individuals. The Committee will determine a Performance Period of one or more years and will determine the Performance Goals for grants of Performance Units and/or Performance Awards, as applicable. Performance Goals may vary from Participant to Participant. Performance Periods may overlap and Participants may participate simultaneously with respect to Performance Units and/or Performance Awards for which different Performance Periods are prescribed.

Section 4.2 Eligibility. At the beginning of a Performance Period, the Committee will determine for each Participant or group of Participants eligible for Performance Units and/or Performance Awards with respect to that Performance Period the range of dollar values, if any, which may be fixed or may vary in accordance with such performance or other criteria specified by the Committee, which will be paid to a Participant as an Award if the relevant Performance Goals for the Performance Period are met.

Section 4.3 Significant Event. If during the course of a Performance Period there will occur a significant event or events (a “Significant Event”), which, in the case of Awards intended to qualify as performance based compensation under Section 162(m), shall be defined by the Committee prior to the grant of Performance Units and/or Performance Awards, as applicable, including, but not limited to, a reorganization of the Corporation or a Change in Control, which the Committee expects to have a substantial effect on a Performance Goal during such period, the Committee may revise such objective.

Section 4.4 Termination. If a Participant terminates Service with the Corporation or any of its Affiliates during a Performance Period because of death or becoming a Disabled Participant, as determined by the Committee, that Participant will be entitled to payment in settlement of each Performance Unit for which the Performance Period was prescribed (i) based upon the Performance Goals satisfied at the end of such period; and (ii) prorated for the portion of the Performance Period during which the Participant was in Service with the Corporation or any of its Affiliates; provided, however, the Committee may provide for an earlier payment in settlement of such Performance Unit in such amount or amounts and under such terms and conditions as the Committee deems appropriate or desirable with the consent of the Participant. If a Participant terminates Service with the Corporation or any of its Affiliates during a

Performance Period for any other reason, the Participant will not be entitled to any payment with respect to the Performance Units for which the Performance Period was prescribed unless the Committee will otherwise determine. Except as otherwise provided in an applicable employment agreement or similar arrangement, if a Participant terminates Service with the Corporation or any of its Affiliates during a Performance Period for any reason, the Participant will not be entitled to any payment with respect to the Performance Award for which the Performance Period was prescribed unless the Committee will otherwise determine.

Section 4.5 Award. Each Performance Unit will be paid in cash either as a lump sum payment or in annual installments, as the Committee will determine at the time of grant of the Performance Unit or otherwise, commencing as soon as practicable after the end of the relevant Performance Period. Each Performance Award will be paid in a lump sum payment either in cash or in Stock, or a combination of cash and Stock, as the Committee will determine at the time of grant of the Performance Award or otherwise, no later than the 15th day of the third month following the end of the relevant Performance Period.

Section 4.6 Section 162(m). The maximum amount that may be paid to any Participant under the Plan with respect to Performance Units and Performance Awards for any twelve-month Performance Period shall be determined by the Compensation Committee, which amount shall be proportionately adjusted for Performance Periods of greater or less than twelve months.

ARTICLE 5

RESTRICTED STOCK AND RESTRICTED STOCK UNITS

Section 5.1 Award. Subject to the terms and provisions of the Plan, the Committee may grant, at any time and from time to time, Restricted Stock or Restricted Stock Units to any Eligible Individual in the number and form, and subject to such restrictions on transferability and other restrictions as the Committee may determine in its discretion, including without limitation the achievement of Performance Goals. Restricted Stock also may be received by a Participant as the result of an exercise of an Option, when such award has not vested. Restricted Stock and RSUs will be subject to a restriction period (after which restrictions will lapse), which means a period commencing on the Award Date and ending on such date or upon the achievement of such Performance Goals or other criteria as the Committee will determine (the “Restriction Period”). The Committee may provide for the lapse of restrictions in installments where it deems appropriate.

Section 5.2 Restriction Period. Except as otherwise provided in this Article 5, no shares of Restricted Stock received by a Participant will be sold, exchanged, transferred, pledged, hypothecated, or otherwise disposed of during the Restriction Period. Except as otherwise provided in the Award Agreement, the Restriction Period for any recipient of Restricted Stock or RSUs will expire and all restrictions on shares of Restricted Stock will lapse upon a Participant’s Death or becoming a Disabled Participant.

Section 5.3 Termination. Except as otherwise provided in Section 5.2 above, if a Participant’s Termination occurs before the expiration of the Restriction Period, all shares of Restricted Stock still subject to restriction, will be forfeited by the recipient, unless the Committee otherwise determines, and will be reacquired by the Corporation. In the case of Restricted Stock purchased through the exercise of an Option, the Corporation will refund the Exercise Price paid on the exercise of the Option. Such forfeited shares of Restricted Stock will again become available for award under the Plan.

Section 5.4 Exchange of Shares. Nothing in this Article 5 will preclude a recipient of Restricted Stock from exchanging any shares of Restricted Stock subject to the restrictions contained herein for any other shares of Stock that are similarly restricted.

Section 5.5 Dividend Equivalents. Any Award of Restricted Stock under the Plan may earn, in the discretion of the Committee and if the shares are unissued, Dividend Equivalents. In respect of any such Award that is outstanding on a dividend record date for Stock, the Participant may be credited with an amount equal to the cash or stock dividends or other distributions that would have been paid on the shares of Stock covered by such Award had such covered shares been issued and outstanding on such dividend record date. The Committee will establish such rules and procedures governing the crediting of Dividend Equivalents, including the timing, form of payment and payment contingencies of such Dividend Equivalents, as it deems are appropriate or necessary.

Section 5.6 Deferral of Restricted Stock. If the applicable Award Agreement so provides, a Participant may elect, in accordance with such procedures as the Committee may specify from time to time, to defer the delivery of such Restricted Stock and, if the deferral election so specifies, of the Dividend Equivalents with respect thereto, until the date or dates specified in such election. Any deferral under this Section must comply with the provisions of Code Section 409A. Deferred Restricted Stock will not be issued until the date or dates that it is to be delivered to the Participant in accordance with his or her deferral election, at which time certificates evidencing Stock will be delivered to the Participant (unless such Deferred Restricted Stock has previously been forfeited pursuant to Section 5.3). From the Award Date of Deferred Restricted Stock through the earlier of (i) the date such Deferred Restricted Stock is forfeited, and (ii) the date certificates evidencing such Deferred Restricted Stock are delivered to the Participant, the Participant will be entitled to receive Dividend Equivalents with respect thereto, but will have none of the rights of a stockholder with respect to such shares; provided, that if the deferral election made with respect to such Deferred Restricted Stock specifies that the Dividend Equivalents will be deferred, the Dividend Equivalents will not be paid until the date or dates specified in such deferral election.

ARTICLE 6

STOCK APPRECIATION RIGHTS

Section 6.1 Grant of Stock Appreciation Rights. The Committee will have the authority, in its discretion, to grant Stock Appreciation Rights to Participants at any time and from time to time. Within the limits of Article 2 and this Article 6, the Committee will have sole discretion to determine the number of SARs granted to each Participant and, consistent with the provisions of the Plan, to determine the terms and conditions pertaining to SARs. The Committee may grant Freestanding SARs, Tandem SARs or any combination of the two, as specified in the Award Agreement. Stock Appreciation Rights granted in conjunction with a Non-Qualified Stock Option may be granted either at the time such Non-Qualified Stock Option is granted or at any time thereafter during the term of such Non-Qualified Stock Option. Stock Appreciation Rights granted in conjunction with an Incentive Stock Option may only be granted at the time such Incentive Stock Option is granted.

The Exercise Price of a Freestanding SAR will equal the Fair Market Value of a share of Stock on the Award Date of the SAR. If a Tandem SAR is granted after the grant of the related Option, or if an Option is granted after the grant of the Tandem SAR, the later granted Award will have the same Exercise Price as the earlier granted Award, but the Exercise Price for the later granted Award may be less than the Fair Market Value of the Stock at the time of such grant. SARs may be subject to Code Section 409A.

Section 6.2 Exercise of Tandem SARs. Tandem SARs may be exercised for all or part of the shares subject to the related Option, upon the surrender of the right to exercise the equivalent portion of the related Option. A Tandem SAR may be exercised only with respect to the shares for which its related Option is then exercisable.

Section 6.3 Exercise of Freestanding SARs. Freestanding SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes, and sets forth in the Award Agreement.

Section 6.4 Term of SARs. The Committee will determine the term of an SAR, in its sole discretion, which it will set forth in the Award Agreement. The term of an SAR may not exceed ten years.

Section 6.5 Payment of SAR Amount. Upon exercise of an SAR, a Participant will be entitled to receive payment from the Corporation in an amount determined by multiplying:

(a) the excess (or some portion of the excess as determined at the time of the grant by the Committee) if any, of the Fair Market Value of a share on the date of exercise of the SAR over the Exercise Price specified in the Award Agreement; by

(b) the number of shares of Stock as to which the SAR is exercised.

The Committee will set forth in the Award Agreement whether the payment upon SAR exercise will be made in cash, in shares of Stock of equivalent Fair Market Value or in some combination of the two.

ARTICLE 7

CERTIFICATES FOR AWARDS OF STOCK

Section 7.1 Stock Certificates. Except as otherwise provided in this Section 7.1, each Participant entitled to receive shares of Stock under the Plan will be issued a certificate for such shares. Such certificate will be registered in the name of the Participant and will bear an appropriate legend reciting the terms, conditions and restrictions, if any, applicable to the Stock and will be subject to appropriate stop-transfer orders. To the extent that the Plan provides for issuance of stock certificates to reflect the issuance of shares of Stock, the issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange. If the issuance of shares under the Plan is effected on a non-certificated basis, the issuance of shares to a Participant will be reflected by crediting (by means of a book entry) the applicable number of shares of Stock to an account maintained by the Corporation in the name of such Participant, which account may be an account maintained by the Corporation for such Participant under any dividend reinvestment program offered by the Corporation. The Committee may require, under such terms and conditions as it deems appropriate or desirable, that the certificates for Restricted Stock delivered under the Plan be held in custody by a bank or other institution, or that the Corporation may itself hold such shares in custody until the Restriction Period expires or until restrictions thereon otherwise lapse, and may require, as a condition of any receipt of Restricted Stock, that the recipient will have delivered a stock power endorsed in blank relating to the Restricted Stock. Certificates for shares of unrestricted Stock may be delivered to the Participant after, and only after, the Restricted Period will have expired without forfeiture in respect of such shares of Restricted Stock.

Section 7.2 Compliance With Laws and Regulations. The Corporation will not be required to issue or deliver any certificates for shares of Stock, or to effect the issuance of any non-certificated shares as provided in Section 7.1, prior to (a) the listing of such shares on any stock exchange or quotation system on which the Stock may then be listed; and (b) the completion of any registration or qualification of such shares under any Federal or state law, or any ruling or regulation of any government body which the Corporation will, in its sole discretion, determine to be necessary or advisable.

Section 7.3 Restrictions. All certificates for shares of Stock delivered under the Plan (and all non-certificated shares credited to a Participant’s account as provided in Section 7.1) also will be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange or quotation system upon which the Stock is then listed and any applicable Federal or state securities laws; and the Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions. The foregoing provisions of this Section 7.3 will not be effective if and to the extent that the shares of Stock delivered under the Plan are covered by an effective and current registration statement under the Securities Act of 1933, or if and so long as the Committee determines that application of such provisions is no longer required or desirable. In making such determination, the Committee may rely upon an opinion of counsel for the Corporation.

Section 7.4 Rights of Stockholders. Except for the restrictions on Restricted Stock under Article 5, each Participant who receives an award of Stock will have all of the rights of a stockholder with respect to such shares, including the right to vote the shares and receive dividends and other distributions. No Participant awarded an Option, a Stock Appreciation Right, a Performance Unit or an RSU will have any right as a stockholder with respect to any shares subject to such Award prior to the date of issuance to him or her of a certificate or certificates for such shares, or if applicable, the crediting of non-certificated shares to an account maintained by the Corporation in the name of such Participant.

ARTICLE 8

NORMAL OR EARLY RETIREMENT

At the time of any Awards, the Committee, in its sole discretion, may add such provisions, including, but not limited to, provisions for fully or partial vesting and lapse of restrictions, to Participants’ Awards relating to an Employee’s normal or early retirement, which the Committee shall define.

ARTICLE 9

CHANGE IN CONTROL

The Committee will have the discretion to provide in applicable Award Agreements that, in the event of a Change in Control or Significant Event, the following provisions will apply:

(a) Each outstanding Option will immediately become vested and exercisable in full;

(b) The restrictions on each share of Restricted Stock, RSU, or Performance Unit will lapse; and

(c) Each outstanding SAR will immediately become vested and exercisable in full;

provided that, full vesting of all outstanding Awards will occur upon consummation of a Change in Control unless the Corporation is the surviving entity and any adjustments reasonably necessary to preserve the value of the Participant’s outstanding Awards have been made, or the Corporation’s successor at the time of the Change in Control irrevocably assumes the Corporation’s obligations under this Plan or replaces each Participant’s outstanding Award with an award of equal or greater value and having terms and conditions no less favorable to the Participant than those applicable to the Participant’s Award immediately prior to the Change in Control.

In the event of a Change in Control or Significant Event, the Committee will have the discretion to provide for (a) the termination of any or all outstanding Options and SARs as of the effective date of such Change in Control or Significant Event and/or (b) the settlement and termination of any or all outstanding Options and SARs for consideration equal to the consideration paid to holders of Stock (in their capacity as such) in such Change in Control or Significant Event over the Exercise Price for such Option or SAR being settled and terminated (and, if the Exercise Price exceeds such price per share, at no consideration); provided, that, no Option or SAR will be terminated (without the consent of the Participant) pursuant to clause (a) foregoing prior to the expiration of the later of (x) twenty (20) days following the date on which the Participant received written notice of the Change in Control or Significant Event and (y) the date of consummation of such Change in Control or Significant Event.

ARTICLE 10

MISCELLANEOUS

Section 10.1 Effect of the Plan on the Rights of Employees and Employer. Neither the adoption of the Plan nor any action of the Board or the Committee pursuant to the Plan will be deemed to give any Eligible Individual any right to be granted an Award under the Plan and nothing in the Plan, in any Award granted under the Plan or in any Award Agreement will confer any right to any Participant to continue in the employment of the Corporation or any Affiliate or to continue to be retained to provide Services to the Corporation or any Affiliate as a Director, or Consultant or interfere in any way with the rights of the Corporation or any Affiliate to terminate a Participant’s Service at any time.

Section 10.2 Amendment. The Board specifically reserves the right to alter and amend the Plan at any time and from time to time and the right to revoke or terminate the Plan or to suspend the granting of Awards pursuant to the Plan; provided always that no such revocation, termination, alteration or suspension of any Award will terminate any outstanding Award theretofore granted under the Plan, unless there is a liquidation or a dissolution of the Corporation; and provided further that no such alteration or amendment of the Plan will, without prior stockholder approval (i) increase the total number of shares which may be issued or delivered under the Plan; (ii) make any changes in the class of Eligible Individuals; (iii) extend the period set forth in the Plan during which Awards may be granted; or (iv) make any changes that require stockholder approval under the rules and regulations of any securities exchange or market on which the Stock is traded. No alteration, amendment, revocation, or termination of the Plan or suspension of any Award will adversely affect, without the written consent of the holder of an Award theretofore granted under the Plan, the rights of such holder with respect to such Award. The Committee may not amend any Award to extend the exercise period beyond a date that is later than the earlier of the latest date upon which the Award could have expired by its original terms under any circumstances or the tenth anniversary of the original date of grant of the Award, or otherwise cause the Award to become subject to Code Section 409A. However, if the exercise period of an Option is extended at a time when the Exercise Price of the Option equals or exceeds the Fair Market Value of the Stock that could be purchased (in the case of an Option) or the Fair Market Value of the Stock used to determine the payment to the Participant (in the case of a Stock Appreciation Right), it is not an extension of the original Award.

Section 10.3 Effective Date and Duration of Plan. The Plan will be effective as of September 18, 2007 (the “Effective Date”), the date of its adoption by the Board, provided that the stockholders of the Corporation thereafter approve it at a duly held stockholders’ meeting. If the Plan is not so approved by stockholders, the Plan (and any Award granted under the Plan) will be null, void and of no force or effect. If so approved, the Plan will remain in effect until the earliest of the date (i) all shares authorized to be issued or transferred hereunder have been issued or transferred (ii) the Plan is terminated by the Board of Directors, or (iii) the tenth anniversary of the Effective Date, and will continue in effect thereafter with respect to any Awards outstanding at the time of such termination. In no event will an Incentive Stock Option be granted under the Plan more than ten (10) years from the date the Plan is adopted by the Board, or the date the Plan is approved by the Corporation’s stockholders, whichever is earlier, unless within such ten year period stockholders approve an increase in the number of shares available for grants under the Plan, in which case more than ten (10) years from the last date on which the stockholders so approve any such increase.

Section 10.4 Unfunded Status of Plan. The Plan will be unfunded. The Corporation will not be required to establish any special or separate fund nor to make any other segregation of assets to assume the payment of any benefits under the Plan. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award will give any such Participant any rights that are greater than those of a general unsecured creditor of the Corporation; provided, however, that the Committee may authorize the creation of trusts or make other arrangements to meet the Corporation’s obligations under the Plan to deliver cash, shares or other property pursuant to any Award, which trusts or other arrangements will be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines. Any provision of this Plan that becomes subject to Code Section 409A, will be interpreted and applied consistent with that Section.

Section 10.5 Employee Status. For purposes of determining questions of Termination and exercise of an Option or Stock Appreciation Right after a Participant’s Termination, a leave of absence for military service, illness, short-term disability or other reasons approved by a duly authorized officer of the Corporation will not be treated as Termination or interruption of Service; provided, however, that, with respect to an Incentive Stock Option, if such leave of absence exceeds ninety (90) days, such Option will be deemed a Non-Qualified Stock Option unless the Eligible Individual’s right to reemployment with the Corporation or a Affiliate following such leave of absence is guaranteed by statute or by contract.

Notwithstanding anything in the Plan to the contrary, the Committee, in its sole discretion, reserves the right to designate a Participant’s leave of absence longer than ninety (90) consecutive days, other than for illness or short-term disability, as “Personal Leave,” provided that military leaves and approved family or medical leaves will not be considered Personal Leave. A Participant’s unvested Awards will remain unvested during a Personal Leave and the time spent on a Personal Leave will not count towards the vesting of such Awards. A Participant’s vested Options or SARs that may be exercised will remain exercisable upon commencement of Personal Leave until the earlier of (i) a period of one year from the date of commencement of such Personal Leave; or (ii) the remaining exercise period of such Options.

Section 10.6 Tax Withholding. Whenever the Corporation proposes or is required to distribute Stock under the Plan, the Corporation may require the recipient to remit to the Corporation an amount sufficient to satisfy any Federal, state and local tax withholding requirements prior to the delivery of any certificate for such shares or, in the discretion of the Committee, the Corporation may withhold from the shares to be delivered the minimum number of shares sufficient to satisfy all or a portion of such tax withholding requirements. Whenever under the Plan payments are to be made in cash, such payments may be net of an amount sufficient to satisfy any Federal, state and local tax withholding requirements.

Any Award may provide that the Participant may elect, in accordance with any conditions set forth in such Award, to pay any withholding taxes in shares of Stock; provided that, the Participant, by accepting the Award will be deemed to instruct and authorize the Corporation or its delegatee for such purpose to sell on his or her behalf a whole number of shares of Stock from those shares of Stock issuable to the Participant in payment of vested shares of Restricted Stock or units as the Corporation or its delegatee determines to be appropriate to generate cash proceeds sufficient to satisfy the minimum tax withholding obligation. This direction and authorization is intended to comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act, and to be interpreted to comply with the requirements of Rule 10b5-1(c). Such shares will be sold on the day the Restricted Stock or units become vested, which is the date the tax-withholding obligation arises, or as soon thereafter as practicable. The Participant will be responsible for all brokerage fees and other costs of sale, and the Participant will agree to indemnify and hold the Corporation harmless from any losses, costs, damages, or expenses relating to any such sale. To the extent the proceeds of such sale exceed the Participant’s minimum tax withholding obligation (e.g., because of the need to sell whole shares), the Corporation or its delegatee will pay such excess in cash to the Participant through payroll as soon as practicable. The Corporation is under no obligation to arrange for such sale at any particular price. The Participant agrees to pay to the Corporation as soon as practicable, including through additional payroll withholding, any amount of the tax withholding obligation that is not satisfied by the sale of shares described above.

Section 10.7 Benefits. Amounts received under the Plan are not to be taken into account for purposes of computing benefits under other plans.

Section 10.8 Successors and Assigns. The terms of the Plan will be binding upon the Corporation and its successors and assigns.

Section 10.9 Headings. Captions preceding the sections hereof are inserted solely as a matter of convenience and in no way define or limit the scope or intent of any provision hereof.

Section 10.10 Federal and State Laws, Rules and Regulations. The Plan and the grant of Awards will be subject to all applicable federal and state laws, rules, and regulations and to such approval by any government or regulatory agency as may be required.

Section 10.11 Governing Law. To the extent not preempted by federal law, this Plan, any Award Agreement, and documents evidencing Awards or rights relating to Awards will be construed, administered and governed in all respects under and by the laws of the State of Illinois, without giving effect to its conflict of laws principles. If any provision of this Plan will be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof will continue to be fully effective. The jurisdiction and venue for any disputes arising under, or any action brought to enforce (or otherwise relating to), this Plan will be exclusively in the courts in the State of Illinois, County of Cook, including the Federal Courts located therein (should Federal jurisdiction exist).

Section 10.12 Beneficiary Designation. Each Participant may name, from time to time, any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case the Participant should die or become a Disabled Participant before receiving any or all of his or her Plan benefits. Each beneficiary designation will revoke all prior designations by the same Participant, must be in a form prescribed by the Committee, and must be made during the Participant’s lifetime. If the Participant’s designated beneficiary predeceases the Participant or no beneficiary has been designated, benefits remaining unpaid at the Participant’s death will be paid to the Participant’s estate or other entity described in the Participant’s Award Agreement.

Section 10.13 Restrictive Covenants. An Award Agreement may provide that, notwithstanding any other provision of this Plan to the contrary, if the Participant breaches the non-compete, non-solicitation, non-disclosure or other restrictive covenants of the Award Agreement, whether during or after Termination, in addition to any other penalties or restrictions that may apply under any employment agreement, state law, or otherwise, the Participant will forfeit:

(a) any and all Awards granted to him or her under the Plan, including Awards that have become vested and exercisable; and/or

(b) the profit the Participant has realized on the exercise of any Options, which is the difference between the Options’ Exercise Price and the Fair Market Value of any Option the Participant exercised after terminating Service and within the six month period immediately preceding the Participant’s termination of Service (the Participant may be required to repay such difference to the Corporation).

Section 10.14 Indemnification. Each person who is or has been a member of the Committee or the Board, and any individual or individuals to whom the Committee has delegated authority under Article 2 of the Plan, will be indemnified and held harmless by the Corporation and its Affiliates from and against any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or as a result of any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken, or failure to act, under the Plan to the extent permitted by State law. Each such person will also be indemnified and held harmless by the Corporation and its Affiliates from and against any and all amounts paid by him or her in a settlement approved by the Corporation, or paid by him or her in satisfaction of any judgment, of or in a claim, action, suit or proceeding against him or her and described in the previous sentence, so long as he or she gives the Corporation an opportunity, at its own expense, to handle and defend the claim, action, suit or proceeding before he or she undertakes to handle and defend it. The foregoing right of indemnification will not be exclusive of any other rights of indemnification to which a person who is or has been a member of the Committee or the Board may be entitled under the Corporation’s Articles of Incorporation or By-Laws, as a matter of law, or otherwise, or any power that the Corporation may have to indemnify him or her or hold him or her harmless.

Section 10.15 Notice. Any notice or other communication required or permitted under the Plan must be in writing and must be delivered personally, sent by certified, registered, or express mail, or sent by overnight courier, at the sender’s expense. Notice will be deemed given (i) when delivered personally or, (ii) if mailed, three days after the date of deposit in the United States mail or, (iii) if sent by overnight courier, on the regular business day following the date sent. Notice to the Participant should be sent to the address set forth on the Corporation’s records. Either party may change the address to which the other party must give notice under this Section by giving the other party written notice of such change, in accordance with the procedures described above.

Section 10.16 Awards Not Transferable. Except as otherwise provided by the Committee, Awards under the Plan are not transferable other than to a beneficiary designated by the Participant in the event of a Participant’s death, or by will or the laws of descent and distribution. An Award Agreement may permit or may be amended to permit the Participant who received the Award, at any time prior to the Participant’s death, to assign all or any portion of the Award granted to him or her to a “family member”. For purposes of this Section 10.16, “family member” includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Participant’s household (other than a tenant or employee), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than fifty percent of the voting interests. In such event, the family member will be entitled to all of the Participant’s rights with respect to the assigned portion of such Award, and such portion of the Award will continue to be subject to all of the terms, conditions and restrictions applicable to the Award, as set forth herein and in the related option agreement. Any such assignment will be permitted only if: (x) the Participant does not receive any consideration therefor; and (y) the applicable Award Agreement expressly permits the assignment. The Committee’s approval of an Award Agreement with assignment rights will not require the Committee to include such assignment rights in an Award Agreement with any other Participant. Any such assignment will be evidenced by an appropriate written document executed by the Participant, and the Participant will deliver a copy thereof to the Committee on or prior to the effective date of the assignment. An assignee or transferee of an Award must sign an agreement with the Corporation to be bound by the terms of the applicable Award Agreement. In addition, if permitted by the Committee, a Participant may direct that an Award be granted to a family member rather than to the Participant. A family member to whom an Award is so granted must sign an agreement with the Corporation to be bound by the terms of the applicable Award Agreement.

Except as otherwise provided in a Participant’s Award Agreement, no Option, SAR, RSU, Restricted Stock, Performance Award or Performance Unit granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, or pursuant to a domestic relations order (as defined in Code Section 414(p)). The Committee may require, in its discretion, a Participant’s guardian or legal representative to supply it with the evidence the Committee deems necessary to establish the authority of the guardian or legal representative to act on behalf of the Participant.

Section 10.17 Awards to Foreign Nationals and Employees Outside the United States. To the extent the Committee deems it necessary, appropriate or desirable to comply with foreign law or practice and to further the purposes of this Plan, the Committee may, without amending the Plan, (i) establish rules applicable to Awards granted to Participants who are foreign nationals, are employed outside the United States, or both, including rules that differ from those set forth in this Plan, and (ii) grant Awards to such Participants in accordance with those rules.

Section 10.18 Compliance With Code Section 409A. Notwithstanding any provision of this Plan to the contrary, all Awards made under this Plan are intended to be exempt from or, in the alternative, comply with Code Section 409A and the interpretive guidance thereunder, including the exceptions for stock rights and short-term deferrals. The Plan will be construed and interpreted in accordance with such intent.

GREAT LAKES DREDGE & DOCK CORPORATION

VOTE BY INTERNET OR TELEPHONE QUICK « « « EASY « « « IMMEDIATE

As a stockholder of Great Lakes Dredge & Dock Corporation, you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Daylight Time, on May 8, 2012.

Vote Your Proxy on the Internet:	OR	Vote Your Proxy by Phone:	OR	Vote Your Proxy by mail:
Call 1 (866) 894-0537
Go to www.cstproxyvote.com Have your proxy card available when you access the above website. Follow the prompts to vote your shares.		Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.		Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE

▼  FOLD AND DETACH HERE AND READ THE REVERSE SIDE  ▼

PROXY	Please mark your votes like this	☒
WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4.

1. Election of three directors nominated by the Board of Directors. NOMINEES: 01 Bruce J. Biemeck 02 Stephen H. Bittel 03 Jason G. Weiss	FOR the nominees listed to the left ☐ ☐ ☐	WITHHOLD AUTHORITY to vote for the nominees listed to the left ☐ ☐ ☐

3.   To approve, on a non-binding advisory basis, the Company’s executive compensation.

☐ FOR ☐ AGAINST ☐ ABSTAIN

4.   To approve the performance criteria for awards under the 2007 Long Term Incentive Plan, as amended and restated.

☐ FOR ☐ AGAINST ☐  ABSTAIN

2. To ratify Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2012. ☐ FOR ☐ AGAINST ☐ ABSTAIN

5.   To transact such other business as may properly come before the Annual Meeting or any adjournments of the Annual Meeting.

Said attorneys and proxies, or their substitutes (or if only one, that one), at said meeting, or any adjournments thereof, may exercise all of the powers hereby given. Any proxy heretofore given is hereby revoked.

Receipt is acknowledged of the Notice of Annual Meeting of Stockholders, the Proxy Statement accompanying such Notice and the Annual Report to Stockholders for the year ended December 31, 2011.

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature	Signature	Date , 2012.

Note: If shares are held jointly, both holders should sign. Attorneys, executors, administrators, trustees, guardians or others signing in a representative capacity should give their full titles. Proxies executed in the name of a corporation should be signed on behalf of the corporation by its president or other authorized officer.

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE▼

GREAT LAKES DREDGE & DOCK CORPORATION

PROXY

Annual Meeting of Stockholders

May 9, 2012

(Solicited On Behalf Of the Board of Directors)

The undersigned stockholder of Great Lakes Dredge & Dock Corporation hereby constitutes and appoints Jonathan W. Berger and Kathleen M. LaVoy, each of them acting singly, as the attorney and proxy of the undersigned, with full power of substitution and revocation, to vote for and in the name, place and stead of the undersigned at the 2012 Annual Meeting of Stockholders of Great Lakes Dredge & Dock Corporation, referred to as the “ Company,” to be held at Lewis University, 2122 York Road, Oak Brook, Illinois 60523 on Wednesday, May 9 , 2012 at 10:00 A.M. Central Daylight Time, and at any adjournments thereof, the number of votes the undersigned would be entitled to cast if present.

(Continued, and to be signed, on the reverse side)